EXHIBIT 10.1 CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CONFIDENTIAL EXCLUSIVE LICENSE AGREEMENT This Exclusive License Agreement (the “Agreement”) is entered into as of June 22nd, 2026 (the “Execution Date”), by and between Haisco Pharmaceutical Group Co., Ltd., a corporation organized under the laws of People’s Republic of China (“Haisco”) and Nuvectis Pharma, Inc., a corporation organized under the laws of the State of Delaware, USA (“Licensee”). Haisco and Licensee may sometimes individually be referred to herein as a “Party” or, collectively, as the “Parties”. RECITALS WHEREAS, Haisco Controls certain intellectual property rights relating to Licensed Compounds and Licensed Products; and WHEREAS, Licensee wishes to acquire from Haisco, and Haisco wishes to grant to Licensee, certain licenses as set forth herein to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory; and WHEREAS, this Agreement is subject to a financing condition and will not become effective unless and until the Financing Closing occurs. NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties, intending to be legally bound, agree as follows: ARTICLE I DEFINITIONS AND INTERPRETATION 1.1 Definitions. For the purposes of this Agreement, the following words and phrases (and their correlatives) will have the following meanings: 1.1.1 “Accounting Standards” means U.S. GAAP, consistently applied. 1.1.2 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such first Person controls, is controlled by or is under common control with such other Person. As used herein, the term “control” means the direct or indirect ownership of 50% or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof. 1.1.3 “Ancillary Agreement” means any other agreement entered into between the Parties (or their respective Affiliates) pursuant to this Agreement, including the Clinical Supply Agreement, the Quality Agreement, and the Pharmacovigilance Agreement. 1.1.4 “Applicable Law” means any law or statute, any rule or regulation (including written governmental interpretations thereof, the guidance related thereto, or the application thereof) issued by a Governmental Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling, in each case as applicable to the subject matter and the parties at issue. 1.1.5 “Bankruptcy Code” means Title 11, United States Code, as amended.

2 1.1.6 “BRaf Compound” means (a) HSK42360, an inhibitor of the BRaf kinase, or (b) any other compound claimed in Licensed Patent Rights and/or analogues, modifications, salts, polymorphs, metabolites, isomers of any of the foregoing compounds. 1.1.7 “BRaf Licensed Product” means any pharmaceutical composition(s) containing BRaf Compound either alone, or in combination with other agents, including in all formulations and methods of delivery. 1.1.8 “BRaf Program” means any and all activities conducted by or on behalf of a Party in furtherance of the Exploitation of BRaf Compounds or BRaf Licensed Products under this Agreement. 1.1.9 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in either New York, New York, USA, or Shanghai, China are authorized or required by Applicable Law to remain closed. 1.1.10 “Calendar Quarter” means any of the 3-month periods beginning on January 1, April 1, July 1 or October 1 of any Calendar Year, except that (a) the first Calendar Quarter of the Term will commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter will end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product will begin on the First Commercial Sale of such Licensed Product in the Territory and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term for a Licensed Product will end on the last day of such Royalty Term. 1.1.11 “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term, and (c) each interim period of 12 months commencing on January 1 and ending on December 31. 1.1.12 “CDA” means Mutual Confidentiality Agreement between Licensee and Haisco dated as of June 18, 2025. 1.1.13 “CFBi Compound” means (a) HSK39297, an inhibitor of the Factor B, or (b) any other compound claimed in Licensed Patent Rights and/or analogues, modifications, salts, polymorphs, metabolites, isomers of any of the foregoing compounds. 1.1.14 “CFBi Licensed Product” means any pharmaceutical composition(s) containing CFBi Compound either alone, or in combination with other agents, including in all formulations and methods of delivery. 1.1.15 “CFBi Program” means any and all activities conducted by or on behalf of a Party in furtherance of the Exploitation of CFBi Compounds or CFBi Licensed Products under this Agreement. 1.1.16 “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical Products (2010 Revision) (as amended), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization

3 (“ICH”) Q7 guidelines, and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time. 1.1.17 “Change of Control” means, with respect to a Party, any of the following: (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an existing Affiliate of such Party) (or group of such Persons acting in concert) of securities or other voting interests of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation, or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, or business combination; or (c) any sale, lease, exchange, contribution, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale, contribution, or disposition of such assets to an Affiliate of such Party that is not part of a transaction or series of transactions that otherwise results in a Change of Control of such Affiliate. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer.” For clarity, none of the following events will constitute a Change of Control unless such event would otherwise result in a transaction set forth in the above (a), (b) or (c): any (i) reorganization, spin-out, or merger with an Affiliate; (ii) acquisition, consolidation, or reorganization undertaken for tax planning purposes or as a result of a corporate restructuring of a Party’s parent company or any of its Affiliates (including change of place of incorporation or domicile); or (iii) sale, lease, exchange, contribution, or other transfer of the assets of a Party to an Affiliate undertaken for tax planning purposes or as a result of a corporate restructuring of a Party’s parent company or any of its Affiliates (including change of place of incorporation or domicile). 1.1.18 “Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3 (or any foreign equivalent) or as prescribed by the Regulatory Authorities in a country or jurisdiction outside the United States. Without limiting the foregoing, Clinical Trials includes any Phase 1 Clinical Trial, Phase 1b/2 Clinical Trial, Phase 2 Clinical Trial, Phase 2/3 Clinical Trial, or Phase 3 Clinical Trial. 1.1.19 “CMC” means chemistry, manufacturing and controls with respect to Licensed Compounds and Licensed Products, including the chemistry, manufacturing and controls section of Regulatory Documentation for Licensed Products. 1.1.20 “Combination Product” means any Licensed Product containing one or more Licensed Compound(s) in combination with or consisting of: (a) one or more other active pharmaceutical ingredients (other than another Licensed Compound) for which Licensee, its Affiliates, or any Sublicensee does not owe a milestone, royalty, or other payment to Haisco or any of its Affiliates under this Agreement, sold either as a fixed dose/unit or as separate doses/units in a single package or otherwise co-packaged or combined, or (b) one or more devices for which Licensee, its Affiliates, or any Sublicensee does not owe a milestone, royalty, or other payment to Haisco or any of its Affiliates under this Agreement, in each case of clauses (a) and (b), sold for a single price (such other active ingredients or devices described in clauses (a) and (b), “Other

4 Components”). For the avoidance of doubt, a Combination Product may include a Licensee FDC Product. 1.1.21 “Commercialize” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export, distribution, use, prescription or administration of a compound or product, including marketing, sales force detailing, advertising, all customer support, distribution and invoicing and sales activities, including interacting with Regulatory Authorities regarding any of the foregoing but excluding activities directed to Manufacture or Development. “Commercializing,” “Commercialized” and “Commercialization” will have correlative meanings. 1.1.22 “Commercially Reasonable Efforts” means (a) where applied to carrying out a specific task or obligation of a Party under this Agreement, the carrying out of such task or obligation in a diligent, expeditious and sustained manner using efforts and resources, including reasonably necessary personnel and financial resources, that a company in the biopharmaceutical industry of a similar size and profile as such Party typically devotes to a similar task or obligation; and (b) where applied to the Development, Manufacture or Commercialization of the Licensed Compounds and the Licensed Products by a Party under this Agreement, that level of efforts and resources that are commonly used by a company in the biopharmaceutical industry of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has exclusive rights, which product is at a similar stage of development and life cycle and is of a similar commercial potential, taking into account all relevant factors that such company normally would take into consideration in making portfolio decisions, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing the Licensed Product, competitiveness of alternative products (including Generic Products), the Patents or other proprietary position of the Licensed Product (including patent coverage and Regulatory Exclusivity), the regulatory requirements involved (including the likelihood of receipt of approval by the relevant Regulatory Authorities), availability of business development or partnering opportunities, price and market access considerations and the potential profitability of the Licensed Product (taking into account the amounts payable to licensors of patent or other intellectual property rights). Commercially Reasonable Efforts will be determined on a market-by-market basis, and it is anticipated that the level of efforts required may be different for different markets. 1.1.23 “Control” or “Controlled” means with respect to a Party or an Affiliate thereof (a) with respect to any item of Know-How, Patent, other intellectual property right, Regulatory Approval, or Regulatory Documentation (referred to as the “IP and Regulatory Material”) that such Party or Affiliate has the ability (whether by sole, joint or other ownership interest, license, sublicense or otherwise, and including any such abilities which are contingent, but in any case other than by operation of the licenses granted in this Agreement) to grant a license, sublicense, access or right to use (as applicable) under, or disclose or provide, such item of Know-How, Patent, other intellectual property right, Regulatory Approval, or Regulatory Documentation to the other Party, or (b) with respect to a compound, product or component thereof (referred to as the “Compound and Product”) that such Party or Affiliate has the ability (whether by sole, joint or other ownership interest, license, sublicense or otherwise, and including any such abilities which are contingent, but in any case other than by operation of the licenses granted in this Agreement) to grant a license, sublicense, or other right to or under Patent(s) that Cover or Know-How that is incorporated in or embodies such compound, product or component to the other Party, in each case, on the terms and conditions set forth herein at the time of such grant without violating or breaching the terms of any agreement or other arrangement with a Third Party or creating a payment obligation

5 upon such Party. Notwithstanding the foregoing, (i) a Party and its Affiliates will not be deemed to “Control” any IP and Regulatory Material or Compound and Product that is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Execution Date as a result of a Change of Control transaction involving such Party or its Affiliates and such Third Party or its Affiliates (whether before the consummation of such Change of Control event or thereafter if generated or acquired independent of the activities under this Agreement); except to the extent such IP and Regulatory Material or Compound and Product are used in the performance of such Party’s obligations under this Agreement or are otherwise created in reliance upon the Confidential Information of the other Party; and (ii) any IP and Regulatory Material or Compound and Product in-licensed or acquired by a Party or any of its Affiliates after the Execution Date will only be deemed “Controlled” by such Party, if such other Party agrees to abide by the terms and conditions of such in-license or acquisition and pay any amount due therefor resulting from the practice of the applicable sublicense by such other Party. 1.1.24 “Controller” means the Party that determines the means and purposes of Processing Personal Data. 1.1.25 “Cover”, “Covering” or “Covered” means, with respect to a compound, product, or other composition of matter, or technology, process, method or other Know-How, that, in the absence of ownership of, or a license to, a Patent, the practice or Exploitation of such compound, product, or other composition of matter, or technology, process, method or other Know-How, would infringe such Patent or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue. 1.1.26 “Data Protection Laws” means any Applicable Law that governs the Processing of Personal Data. 1.1.27 “Designated Senior Officer” means: (a) with respect to Haisco, its Chief Executive Officer or his/her designee, and (b) with respect to Licensee, its Chief Executive Officer or his/her designee. 1.1.28 “Develop” means all activities that relate to the development of a compound or product, including research, preclinical and clinical drug development activities, including, toxicology, formulation, statistical analysis and report writing, conducting Clinical Trials for the purpose of obtaining and maintaining Regulatory Approval (including post-Regulatory Approval studies), and regulatory affairs related to all of the foregoing. “Developing” and “Development” will have correlative meanings. 1.1.29 “Dollar” means U.S. dollar, and “$” will be interpreted accordingly. 1.1.30 “Effective Date” means, with respect to each Program, the date of the first Financing Closing. 1.1.31 “EMA” means the European Medicines Agency, or any successor agency thereto. 1.1.32 “European CTA” means a Clinical Trial Application submitted to and accepted by a competent authority in a member state of the European Union or the European Economic Area in accordance with Regulation (EU) No 536/2014 (the Clinical Trials Regulation) or any successor regulation, authorizing the conduct of a clinical trial in such jurisdiction.

8 a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing. 1.1.50 “Initial Technology Transfer” means Initial Knowledge Transfer and IND Enabling Materials Transfer. 1.1.51 “Initiation” means, with respect to a Clinical Trial, the dosing of the first patient in such Clinical Trial. 1.1.52 “Inventions” means any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable, that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party or jointly by or on behalf of the Parties in the course of the Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products in the Field, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property therein. 1.1.53 “Joint Controller(s)” means two or more Controllers that jointly determine the purposes and means of Processing Personal Data. 1.1.54 “Know-How” means information and physical or digital embodiments of such information, including discoveries, formulations, information, regulatory filings, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets (whether patentable or not), including all chemical, pharmaceutical, toxicological, biochemical, biophysical, and biological, technical and non-technical data, and information relating to the results of tests, assays, methods, and processes, and specifications or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing (including CMC data), regulatory, and any other data or information. 1.1.55 “Knowledge Transfer” means the Initial Knowledge Transfer, Continuing Knowledge Transfer, and Manufacturing Technology Transfer. 1.1.56 “Licensed Compound” means, individually or collectively, a BRaf Compound or a CFBi Compound, as applicable. 1.1.57 “Licensed Know-How” means, with respect to a Program, any and all Know-How and Regulatory Documentation, including any Haisco Sole Invention, that is (a) necessary or reasonably useful (i) for the Exploitation of any Licensed Compounds or Licensed Products of such Program in the Field in the Territory or (ii) for the Development or Manufacture of any Licensed Compounds or Licensed Products of such Program in the Field in the Haisco Territory solely for the Exploitation thereof in the Territory, and (b) Controlled by Haisco or any of its Affiliates as of the Execution Date or during the Term, but in all events including Haisco’s interest in any Know-How within the Joint Collaboration IP. 1.1.58 “Licensed Materials” means, with respect to a Program, the tangible materials owned or controlled by Haisco and relating to the Licensed Compound or Licensed Product of such Program, including drug substance, drug product, formulations for all modes of delivery, relevant excipients, assays and reagents. 1.1.59 “Licensed Patents” means, with respect to a Program, any and all Patents, including any Haisco Sole Invention Patents, (a) that are necessary or reasonably useful (i) for the

9 Exploitation of any Licensed Compound or Licensed Product of such Program in the Field in the Territory or (ii) for the Development or Manufacture of any Licensed Compounds or Licensed Products of such Program in the Field in the Haisco Territory solely for the Exploitation thereof in the Territory, and (b) Controlled by Haisco or any of its Affiliates as of the Execution Date or at any time during the Term, including those Patents set forth on Schedule 10.2.5, as the same will be updated from time to time in accordance with Section 10.2.5, but in all events including Haisco’s interest in any Joint Collaboration Patents. 1.1.60 “Licensed Product” means, individually and collectively, the BRaf Licensed Products and the CFBi Licensed Products, as applicable. For the avoidance of doubt, Licensed Products shall include any Licensee FDC Product, but shall not include any Haisco FDC Product. 1.1.61 “Licensed Technology” means Licensed Know-How and Licensed Patents, together. 1.1.62 “Licensee Collaboration IP” means (a) any Know-How, Patents and Regulatory Documentation Controlled by Licensee or its Affiliates, including any Licensee Sole Invention and Licensee Patent, as a result of the Exploitation of any Licensed Compounds or Licensed Products under this Agreement that is necessary or reasonably useful for Haisco to (i) perform its or its Affiliates’ obligations under this Agreement or any Ancillary Agreement, (ii) Exploit any Licensed Compounds or Licensed Products in the Field in the Haisco Territory or (iii) Manufacture or have Manufactured any Licensed Compounds or Licensed Products in the Field in the Territory solely for the Exploitation thereof in the Haisco Territory, and all rights, title and interest in and to all Patent and other intellectual property rights arising from such Know-How; and (b) Licensee’s interest in any Joint Collaboration IP, but in all events including Global Clinical Trial Safety Data. 1.1.63 “Licensee FDC Product” means a fixed dose combination product developed by Licensee, its Affiliates, Subcontractors, or Sublicensees that consists of the Licensed Compound in a fixed dose combination with one or more other active pharmaceutical ingredients that are proprietary to Licensee or its Affiliates, Subcontractors, or Sublicensees. 1.1.64 “Major Market” means any of United States, Japan, France, Germany, Spain, Italy or the United Kingdom. 1.1.65 “Manufacture” means all activities related to the manufacturing of a compound or product, or any ingredient or synthetic methods or intermediates thereof, including test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing. “Manufacturing” and “Manufactured” will have correlative meaning. 1.1.66 “Material Development Issue” means, with respect to the Development activities of a Party, its Affiliates, or its or their licensees or Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) relating to any Licensed Product, (a) based upon (i) pre-clinical or non-clinical safety data, including data from animal toxicology studies, or (ii) the observation of serious adverse events in humans after any Licensed Product, either as a single agent or in combination with another pharmaceutical agent, has been administered to or taken by humans, that

10 (A) there is an unacceptable risk for harm in humans (including potential for harm in humans if administered clinically based on pre-clinical or non-clinical studies), or (B) a course of action would be reasonably likely to result in a patient safety issue that results in (1) a clinical hold issued by the applicable Regulatory Authority, or (2) a data safety monitoring board terminating a Clinical Trial of a Licensed Product; or (b) that a course of action would be reasonably likely to generate pre-clinical or clinical data that would reasonably be expected to adversely impact the Development, Manufacture, Regulatory Approval, or Commercialization of Licensed Products in the Field in the other Party’s territory (i.e., the Territory in the case of Licensee, or the Haisco Territory in the case of Haisco). 1.1.67 “Maximum Fair Price” means with respect to a given year for a Selected Drug, the price negotiated pursuant to Section 1194 (and updated pursuant to Section 1195(b), as applicable) under the Inflation Reduction Act for such drug and year. 1.1.68 “MEK Inhibitor” means a chemical or drug that is intended to treat a condition or disease in humans through inhibition of the mitogen-activated protein kinase enzymes MEK1 and/or MEK2. 1.1.69 “MFN Pricing Issue” means any situation, circumstance, or event in which (a) the price, net price, reimbursement price, or any other form of pricing (including, without limitation, any government-mandated price, negotiated price, or reference price) (taking into account all discounts, rebates, fees, chargebacks, and other price concessions) (collectively, “Pricing”) for a Licensed Product in any market outside the United States is lower than, or becomes lower than, the Pricing for such Licensed Product in the United States; and (b) such price differential between such market outside the United States and in the United States results in, causes, or triggers an obligation or requirement under Applicable Law, regulation, executive order, or government policy in the United States (including without limitation (i) the Executive Order titled “Delivering Most-Favored-Nation Prescription Drug Pricing to American Patients” issued on May 12, 2025, (ii) any successor, amendment, or related executive order, or (iii) any implementing regulations, rules, guidance, or policies related to most favored nation pricing of pharmaceuticals) (collectively, “MFN Requirements”) to reduce the Pricing of such Licensed Product in the United States to match or approximate the lower Pricing in such market outside the United States. 1.1.70 “NDA” means (a) a New Drug Application, as defined in the FFDCA, that is submitted to the FDA for Regulatory Approval for a Licensed Product, and (b) any foreign counterpart of the foregoing filed with a Regulatory Authority in conformance with the requirements of such Regulatory Authority in the Territory. 1.1.71 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount invoiced by Licensee, its Affiliates or its or their Sublicensees (each, a “Selling Party”) for the sale of a Licensed Product to Third Parties (including Distributors) commencing with the First Commercial Sale of such Licensed Product less the following deductions determined in accordance with, and to the extent consistent with, Accounting Standards from such gross amounts which are actually incurred, allowed, accrued or specifically allocated: (a) discounts given in the ordinary course of business, including cash, trade and quantity discounts inclusive of free goods, price reduction programs (including co-pay assistance, compulsory refunds or any other patient assistance programs), retroactive price adjustments with respect to sales of a Licensed Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups;

12 normal business practices of the Selling Party for a bona fide charitable purpose. A Selling Party’s transfer of any Licensed Product to an Affiliate or Sublicensee will not result in any Net Sales unless the transferee is an end user. In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average net invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average net invoice prices in such country of, as applicable, each product that contains the Other Component(s) contained in such Combination Product as its sole active ingredient(s) if sold separately in such country; provided that the invoice price in a country for (A) each Licensed Product that contains only the Licensed Compound(s) and (B) in the case of a product that contains solely the Other Component(s) included in the Combination Product will to the extent feasible be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Licensed Product that contains the Licensed Compound(s) as its sole active ingredient or any such product that the relevant Other Component(s) is not sold separately in a particular country, then the adjustment to Net Sales will be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product or product in such Combination Product to the total fair market value of such Combination Product. In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with a Selling Party’s existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations. Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of a Selling Party, which must be in accordance with applicable Accounting Standards. 1.1.72 “Oncology Indication” means the use of a Licensed Product to prevent or treat cancer in humans. 1.1.73 “Patent” means national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b) patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all PCTs and national phase applications, provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing, and (f) United States and foreign counterparts of any of the foregoing.

13 1.1.74 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof. 1.1.75 “Personal Data” means any information that (a) relates to an identified or identifiable person (including, without limitation, all key-coded or pseudonymized data); or (b) otherwise constitutes “personal data,” “personal information,” or similar term Applicable Laws. 1.1.76 “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees that may include the first introduction into humans, healthy volunteers, or patients of such Licensed Product, with the primary purpose of determining metabolism and pharmacokinetic properties and side effects of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or the foreign equivalent thereof, excluding any investigator-initiated Clinical Trials. For clarity, for purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(a) and is also designed to gain preliminary evidence of effectiveness (e.g., a phase 1b Clinical Trial) will be deemed to be a Phase 1 Clinical Trial. 1.1.77 “Phase 1b/2 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees that (a) combines elements of both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial in a single protocol, (b) is designed to evaluate both safety, tolerability, and pharmacokinetics in an initial dose-escalation phase and preliminary efficacy and optimal dosing in a subsequent expansion phase, and (c) is conducted in a manner generally consistent with the principles set forth in 21 C.F.R. § 312.21(a) and (b), as amended (or their successor regulations), or the foreign equivalent thereof, excluding any investigator-initiated Clinical Trials. 1.1.78 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees (a) that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, or (b) on a sufficient number of subjects to evaluate the effectiveness of a pharmaceutical product for a particular indication and to obtain information about side effects and other risks associated with the drug, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, excluding any investigator-initiated Clinical Trials. For clarity, for purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(a) and is also designed to gain preliminary evidence of effectiveness (e.g., a phase 1b Clinical Trial) will not be deemed to be a Phase 2 Clinical Trial unless it also satisfies the conditions set forth in the immediately preceding sentence. For purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, and is adaptive (including, for example, a Phase 2/3 Clinical Trial) or that is also designed to gain support for marketing authorization (e.g., a phase 2b Clinical Trial) will be deemed to be a Phase 2 Clinical Trial unless it also satisfies the conditions set forth in the first sentence of Section 1.1.80, in which case it will be deemed a Phase 3 Clinical Trial. 1.1.79 “Phase 2/3 Clinical Trial” means, in reference to a Clinical Trial of a Licensed Product, a Phase 2 Clinical Trial involving a sufficient number of subjects that, prior to commencement of the trial or at any other defined point in the trial, satisfies both of the following ((a) and (b)): (a) such trial is designed to (i) establish that the applicable Licensed Product is safe and efficacious for its intended use, and (ii) define and determine warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, which

14 trial is intended to support Regulatory Approval of the Licensed Product or a similar clinical study prescribed by the FDA, with respect to the United States, or other relevant Regulatory Authority with respect to any such country other than the United States, excluding any investigator-initiated Clinical Trials; and (b) such trial is or becomes a registration trial sufficient for filing an application for marketing authorization for the Licensed Product, as evidenced by (x) an agreement with or statement from the FDA, with respect to the United States, or other Regulatory Authority with respect to any country other than the United States on a special protocol assessment or equivalent, or (y) other guidance or minutes issued by the FDA or such other Regulatory Authority for such registration trial. 1.1.80 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees (a) that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or the foreign equivalent thereof, or (b) on a sufficient number of subjects for ascertaining (or that is designed to ascertain) the overall risk-benefit relationship of the Licensed Product for its intended use and determining (or to determine) warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or the foreign equivalent thereof, and that is (together with prior data and information concerning the Licensed Product) intended to be sufficient to establish that such Licensed Product is safe and effective for its intended indication to support the filing of an application for marketing authorization from a Regulatory Authority, but in any case excluding any investigator-initiated Clinical Trials. For purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, and is adaptive (including, for example, a Phase 2/3 Clinical Trial) or that is also designed to gain support for marketing authorization (e.g., a phase 2b Clinical Trial) will not be deemed to be a Phase 3 Clinical Trial unless it also satisfies the conditions set forth in the first sentence of this Section 1.1.80. Without limiting the foregoing, if (i) a protocol for a Phase 2 Clinical Trial includes the enrollment of a cohort of patients that would satisfy the foregoing definition of Phase 3 Clinical Trial (“Phase 3 Cohort”), or (ii) a protocol for a Phase 2 Clinical Trial is amended to include the enrollment of a Phase 3 Cohort, then, in each case ((i) and (ii)), such Phase 2 Clinical Trial will be deemed a Phase 3 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 3 Cohort. 1.1.81 “Price Applicability Period” means, with respect to a qualifying single source drug, the period beginning when such drug is designated a Selected Drug and the Maximum Fair Price applies to sales of such drug and ending with the last year during which such drug is a Selected Drug. 1.1.82 “Process” (and any inflection thereof) means any operation or set of operations performed on data (including, without limitation, Personal Data), whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. 1.1.83 “Program” means each of BRf Program and CFBi Program. 1.1.84 “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” means, with regard to a Patent, the preparing, filing, prosecuting, extending, abandoning, and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant opposition proceedings, post-grant patent proceedings (such as

15 inter partes review and post grant review) and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” will not include any enforcement actions taken with respect to a Patent. 1.1.85 “Regulatory Approval” means, with respect to a country or jurisdiction, any and all approvals (including NDAs), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a biopharmaceutical product, including a Licensed Product, in such country or jurisdiction, including, where required by Applicable Law for Commercialization, (a) pricing or reimbursement approval in such country or jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval. 1.1.86 “Regulatory Authority” means, with respect to a country or jurisdiction, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA) regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or otherwise exercising authority with respect to biopharmaceutical products in such country or jurisdiction. 1.1.87 “Regulatory Documentation” means all (a) applications (including all NDAs or INDs), registrations, licenses, authorizations and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, (c) Development Data and other data contained, referenced or otherwise relied upon in any of the foregoing, and (d) for clarity, any Drug Master File. For clarification, “Drug Master File” means submissions to FDA used to provide confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of human drug products, or the foreign equivalent thereof. 1.1.88 “Regulatory Exclusivity” means with respect to each Licensed Product in any country or jurisdiction in the Territory, a period of exclusivity (other than patent exclusivity) granted by a Regulatory Authority in such country or jurisdiction that confers exclusive marketing rights or data exclusivity rights with respect to such Licensed Product in such country or jurisdiction and thereby prevents another party from marketing or obtaining marketing approval for a product containing the same or similar compound as such Licensed Product or using or otherwise relying on any data supporting marketing approval of such Licensed Product without the prior written consent of the holder of such marketing approval, including rights conferred in the U.S. to a NDA holder under section 351(k)(7) of the Public Health Services Act or the FDA Modernization Act of 1997 (including pediatric exclusivity) or “orphan drug exclusivity”, and rights similar thereto outside the U.S., as well as other similar rights that may become available following the Execution Date. 1.1.89 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing upon the First Commercial Sale of a Licensed Product in such country and ending upon the latest to occur of (a) the expiration of the last Valid Claim of any Patent within the Licensed Technology Covering such Licensed Product in such country, (b) the expiration of the last Regulatory Exclusivity of such Licensed Product in such country; and (c) the tenth (10th) anniversary of the First Commercial Sale of the first such Licensed Product in such country.

16 1.1.90 “Selected Drug” means a drug that was selected for Medicare price negotiation and published by the Secretary of the U.S. Department of Health and Human Services, in each case, under the Inflation Reduction Act. 1.1.91 “Small Molecule” means any active pharmaceutical ingredient that is not a biological product as defined under 42 U.S.C. § 262(i), as amended. 1.1.92 “SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. 1.1.93 “Subcontractor” means a Third Party engaged by a Party, its Affiliates or Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) to exercise its rights or perform its obligations under this Agreement primarily on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) Distributors, distribution service providers and wholesalers, in each case (a)-(c) whether or not granted a Sublicense to perform such activities (provided that, in the event a Sublicense is granted to such Third Party, the duration and scope of such Sublicense do not exceed what is reasonably necessary to perform the applicable contracted services). 1.1.94 “Sublicense Revenue” means consideration in any form received by a Licensee or its Affiliates in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to develop, make, have made, use, have used, sell or have sold Licensed Products. Sublicense Revenue shall include without limitation any upfront payment and milestone payment. In the event the Licensee or its Affiliates receives Sublicense Revenue in the form of non-monetary consideration, such Sublicense Revenue shall be calculated based on the fair market value of such consideration at the time of the transaction (where fair market value shall be determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties), assuming an arm’s length transaction made in the ordinary course of business. Sublicense Revenue specifically excludes the following: (a) royalties on Net Sales by Sublicensees; (b) payments to Licensee by a Sublicensee for the express purpose of funding, at reasonable cost, the expenses of bona fide prospective research and development of Licensed Products under a research and development plan mutually agreed upon between Licensee and such Sublicensee; (c) payments received by Licensee or its Affiliate(s) for the issuance of equity or debt securities in Licensee or its Affiliate(s) at fair market value at the time of the transaction (where fair market value shall be determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties); provided that any amounts received in excess of such fair market value shall be considered Sublicense Revenue; and (d) proceeds of bona fide loans made on arms’ length terms to Licensee or its Affiliates, to the extent not forgiven.

18 pending for no longer than nine (9) years and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application. 1.2 Additional Definitions. The following table identifies the location of additional definitions set forth in various Sections of this Agreement: Definition Section Additional Cure Period Section 12.2.3 Agreement Preamble Alliance Manager Section 3.1 Annual Net Sales for all Licensed Products Section 7.3 Arbitrators Section 13.5.1(a) Audited Party Section 7.12.1 Auditing Party Section 7.12.1 Claims Section 11.1.1 Clinical Supply Section 6.1.1 Clinical Supply Agreement Section 6.1.1 Collaboration Personnel Section 2.7.3(b) Commercial Milestone Event Section 7.3 Commercial Milestone Payment Section 7.3 Company of Concern Section 13.16.2 Competing Activities Section 2.7.3(a) Competing Activities Personnel Section 2.7.3(b) Competing Product Section 2.7.1 Competitive Infringement Section 9.3.1 Confidential Information Section 8.1.2 Continuing Knowledge Transfer Section 4.3 Crossed-Territory Global Development Plan Section 5.2.2 Cure Period Section 12.2.3 Cure Plan Section 12.2.3 Data Breach Section 10.5.3 Determination of Concern Section 13.16.2 Development Data Section 5.4 Development Milestone Event Section 7.2 Development Milestone Payment Section 7.2 Dispute Section 13.3 Distributor Section 6.4 Execution Date Preamble Enforcement Action Section 9.3.2 Extensions Section 9.2.5 Firewall Section 2.7.3(b) Firewalls Section 2.7.3(b)

19 Definition Section Firewall Information Section 2.7.2 Force Majeure Event Section 13.8 Free Support Section 4.4 Global Clinical Trial Data Section 5.2.2 Global Clinical Trial Safety Data Section 5.2.3 Haisco Preamble Haisco Indemnitees Section 11.1.2 Haisco Sole Invention Patents Section 9.1.2 Haisco Sole Inventions Section 9.1.2 ICC Section 13.5.1 ICC Rules Section 13.5.1 IND Enabling Materials Section 4.1.2 IND Enabling Materials Transfer Section 4.1.2 Indemnitee Section 11.2.1 Indemnitor Section 11.2.1 Indirect Tax Section 7.10.2 Infringement Section 9.3.1 Initial Knowledge Transfer Section 4.1.1 Insolvency Event Section 12.2.4 Interim Period Section 10.3 IP and Regulatory Material Section 1.1.23 Joint Collaboration IP Section 9.1.3 Joint Collaboration Know-How Section 9.1.3 Joint Collaboration Patents Section 9.1.3 Joint Steering Committee or JSC Section 3.2 Liabilities Section 11.1.1 Licensed Rights Value Section 13.9.1 Licensee Preamble Licensee COC Competing Product Section 2.7.2 Licensee Indemnitees Section 11.1.1 Licensee Patents Section 9.1.2 Licensee Sole Inventions Section 9.1.2 Licensee Territory Development Plan Section 5.3.3 Manufacturing Technology Transfer Section 4.2.1 Manufacturing Technology Transfer Plan Section 4.2.1 MFN Impact Event Section 7.13 MTT Period Section 4.2.2 National and Data Security Law Section 13.16.2 Non-Publication Party Section 8.3 Notice of Dispute Section 13.3.1

20 Definition Section Other Component Section 1.1.20 Other Licensed Patents Section 9.2.1 Party/Parties Preamble Patent Challenge Section 12.2.5 Pivotal Trial Section 6.1 Pharmacovigilance Agreement Section 5.7 Product-Specific Licensed Know-How Section 8.1.2 Product-Specific Licensed Patents Section 9.2.1 Product Trademarks Section 9.8 Publication Section 8.3 Publication Party Section 8.3 Quality Agreement Section 6.1.1 Royalty Report Section 7.11.1 Relevant Third Parties Section 10.2.2 Sole Inventions Section 9.1.2 Stock Deficit Section 7.2 Subcontracted Activities Section 13.16.2 Sublicense Section 2.3 Sublicense Revenue Rate Section 7.4 Successful Completion of the Initial Technology Transfer Section 4.1 Successful Completion of the Manufacturing Technology Transfer Section 4.2.2 Technology Transfer Plan Section 4.1 Term Section 12.1 Territory Reversion Products Section 12.3.3(f) Third Party Action Section 9.4.1 Third Party License Section 9.7 Third Party Optional License Section 9.7 Updated Disclosure Schedule Section 10.3 Upfront Payment Section 7.1 U.S. Bulk Data Final Rule Section 10.4.4 Withholding Tax Action Section 7.10.1 1.3 Certain Rules of Interpretation in this Agreement and the Schedules. 1.3.1 Except where the context otherwise requires, wherever used, the singular will include the plural, the plural will include the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”. The words “will” and “shall” have the same meaning. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar

21 days. Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following a specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends. Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act. Reference to each Party’s respective territory refers, with respect to Haisco, to the Haisco Territory, and, with respect to Licensee, to the Territory and other countries or jurisdictions where Licensee has rights to Develop and Manufacture the Licensed Compounds or Licensed Products under this Agreement. Reference to a country refers to a country, region, or jurisdiction. 1.3.2 The preamble to this Agreement and the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such Articles or Sections. Unless otherwise specified, references in this Agreement to any Article, Section, or Schedule means references to such Article, Section, or Schedule of this Agreement. ARTICLE II LICENSES 2.1 License Grants. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, effective as of the Effective Date, Haisco hereby grants to Licensee (a) an exclusive (even as to Haisco and its Affiliates), royalty-bearing license (which will be sublicensable through multiple tiers as provided in Section 2.3) under the Licensed Technology to Exploit any and all Licensed Compounds or Licensed Products of such Program in the Field in the Territory, and (b) a non-exclusive, royalty-bearing license (which will be sublicensable through multiple tiers as provided in Section 2.3) under the Licensed Technology to Develop (subject to Section 5.2) and Manufacture any and all Licensed Compounds or Licensed Products of such Program in the Field in the Haisco Territory solely for the purpose of Exploiting any and all Licensed Compounds or Licensed Products of such Program in the Field in the Territory. Haisco shall use its best efforts to avoid Exploiting any Licensed Compounds or Licensed Products, including any Licensee FDC Product, in the Field in the Territory. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, effective as of the Effective Date, Licensee hereby grants to Haisco a non-exclusive, royalty-free, fully-paid license under the Licensee Collaboration IP to Exploit any and all Licensed Compounds or Licensed Products of such Program in the Haisco Territory. Licensee shall not Exploit any Haisco FDC Product in the Field worldwide. 2.2 Haisco’s Retained Rights; No Implied Licenses. Notwithstanding Section 2.1, Haisco and its Affiliates hereby expressly reserve the right to (a) use or practice the Licensed Technology to perform its or its Affiliates’ obligations under this Agreement or any Ancillary Agreements, (b) Exploit any and all Licensed Compounds or Licensed Products in the Haisco Territory, (c) Exploit any and all Haisco FDC Products worldwide or (d) use or practice the Licensed Technology to Manufacture or have Manufactured any and all Licensed Compounds or Licensed Products in the Territory solely for the Exploitation of the Licensed Compounds or Licensed Products in the Field in the Haisco Territory. Except as expressly set forth herein, neither Party will acquire any license or other intellectual property interest, by implication or estoppel or otherwise, under or to any trademarks, Patents, Know-How, or other intellectual property rights Controlled by the other Party or its Affiliates. All such rights or licenses are or will be granted only as expressly provided in the terms of this Agreement. 2.3 Sublicense Rights. Subject to the terms of this Section 2.3, each Party may sublicense (through multiple tiers or to authorize sublicenses through multiple tiers) the license granted to such Party

22 set forth in Section 2.1 (a “Sublicense”), to any of its Affiliates or to any Third Party without the other Party’s approval; provided that (a) if such Sublicense is within a Major Market and includes the right to Commercialize or sell the Licensed Product, the sublicensing Party will notify the other Party of the identity of any Sublicensee (or, in the case of Haisco, the applicable (sub)licensees) prior to entering into any Sublicense and shall consider in good faith any reasonable comments received from the other Party with respect thereto, (b) each Sublicense hereunder will be in writing, and consistent with and subject to the terms and conditions of this Agreement (including with respect to confidentiality and intellectual property rights), (c) each Sublicense granted to a Sublicensee (or, in the case of Haisco, the applicable (sub)licensees) will include the following additional terms and conditions: (i) the Sublicensee (or, in the case of Haisco, the applicable (sub)licensees) will be obligated to maintain accurate financial records such that Licensee can comply with its obligations under Section 7.11.1, and (ii) audit provisions consistent in all material respects with those set forth in Sections 7.12.1 and 7.12.2 and Haisco will have the right to request that Licensee or Licensee’s designee conduct audits in accordance therewith and Licensee will have the right to request that Haisco or Haisco’s designee conduct audits in accordance therewith. The sublicensing Party will provide the other Party with a copy of each Sublicense granted to a Sublicensee (or, in the case of Haisco, the applicable (sub)licensees) promptly after execution thereof (or execution of any amendment thereto), subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such Sublicense or compliance with the terms of this Agreement. In no event will any Sublicense reduce, diminish, or modify any of the sublicensing Party’s obligations under this Agreement. Each Party will be responsible for any actions of its Affiliates and Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) to the same extent as if such actions had been taken by such Party itself. 2.4 Subcontractors. Each Party and its Affiliates and its or their Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) will have the right to freely engage Affiliates and Third Parties as Subcontractors to exercise its rights or perform its obligations under this Agreement. Each contract between a Party or its Affiliates or its or their Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) granting the relevant subcontract and the relevant Subcontractor will be consistent with the provisions of this Agreement, and include provisions relating to confidentiality and intellectual property that are no less restrictive than those set forth in this Agreement (but only insofar as it pertains to the activities being performed by such Subcontractor; provided that such Subcontractor will not be required to assign to such Party, Affiliate or Sublicensee (or (sub)licensee in the case of Haisco), as applicable, any intellectual property that would customarily be retained by subcontractors, including improvements to such Subcontractor’s background intellectual property; provided that such Party or Affiliate otherwise acquires Control (which may include by way of a sublicensable license) of any such intellectual property that would be Know-How, Regulatory Documentation, Patents, or other intellectual property included in the licenses granted by such Party to the other Party under this Agreement if such Party or its Affiliates Controlled such intellectual property to, as applicable: (x) exploit the applicable deliverables of such Subcontractor to the extent such intellectual property is necessary to exploit such deliverables, or (y) Exploit the applicable Licensed Compound or Licensed Product to the extent such intellectual property is incorporated in such Licensed Compound or Licensed Product). Each Party will remain responsible for any obligations that have been delegated or subcontracted to any Subcontractor, and will be responsible for the performance of its Subcontractors. 2.5 Combination Rights. Notwithstanding any other provision of this Agreement, for purposes of the licenses granted under this Agreement with respect to the Licensed Compounds and Licensed Products, including under Section 2.1, and obligations to provide Know-How or Regulatory Documentation (or the grant of rights of reference thereto) with respect to the Licensed Compound and Licensed Product, as between the Licensed Compound component(s) and the Other Component(s) of a Combination Product, such license will only include rights under Licensed Technology or Licensee Collaboration IP, as applicable, and such obligations will only include provision of Know-How and

23 Regulatory Documentation (and such grant of rights of reference thereto), specifically related to the Licensed Compound component(s) of such Combination Product (but not the Other Component(s) Controlled by a Party or any of its Affiliates contained therein) that are required by Applicable Law for seeking, obtaining or maintaining Regulatory Approval of the Licensed Compounds or Licensed Products that are not Combination Products in the Field in or for the Territory or the Haisco Territory, as applicable, or otherwise complying with the applicable regulatory requirements with respect to such Licensed Compounds or Licensed Products in the Territory or the Haisco Territory, as applicable. For clarity, the foregoing limitations in this Section 2.5 will apply with respect to any Other Component Controlled by a Party or any of its Affiliates, unless the Parties agree otherwise in a separate agreement or amendment to this Agreement regarding the licensing of such Other Component. For avoidance of doubt, neither Party grants to the other Party any license to the Other Component within a Haisco FDC Product or Licensee FDC Product, as applicable. 2.6 Territory Limitations. Unless otherwise agreed in this Agreement, each Party covenants that it, and its respective Affiliates and Sublicensees (or, in the case of Haisco, the applicable (sub)licensees), will Develop, Manufacture, and Commercialize the Licensed Compounds and Licensed Products solely within that Party’s respective territory, pursuant to and in accordance with the rights and licenses granted to it under and the terms and conditions of this Agreement. Unless otherwise agreed in this Agreement, each Party agrees and acknowledges that it has no rights (express or implied) to any Licensed Compounds or Licensed Products under this Agreement outside of its respective territory, and accordingly agrees that during the Term it will not (i) Commercialize any Licensed Product outside of its respective territory or within its respective territory for sale outside of its respective territory, or (ii) provide any Licensed Compounds or Licensed Products to any Third Party, or any of its respective Sublicensees (or, in the case of Haisco, the applicable (sub)licensees) or Affiliates, if such Party has actual knowledge or reasonably believes that such Third Party, Sublicensee (or, in the case of Haisco, the applicable (sub)licensees) or Affiliate, either directly or indirectly, is selling, or intends to sell such Licensed Compounds or Licensed Product outside said Party’s respective territory. 2.7 Non-Compete. 2.7.1 During the Term, Licensee shall not, and shall cause its Affiliates and Sublicensees not to, directly or indirectly, Exploit or assist any Third Party to Exploit, any compound or product that the primary mechanism of action of such compound or product is to bind to or functionally inhibit the (including any mutant, variant or isoform thereof) (each, a “Competing Product”), other than the Licensed Compounds and Licensed Products in accordance with this Agreement. 2.7.2 During the Term, if Licensee or any of its Affiliates is acquired by a Third Party through a Change of Control, and, as of the date of such Change of Control transaction,] the Acquirer (or any Affiliate of such Acquirer that is not an Affiliate of Licensee prior to such Change of Control) has a separate program with respect to a Competing Product in the Field worldwide or product that is under bona fide active development (each, an “Licensee COC Competing Product”) and that, but for this Section 2.7.2, would be in breach of Section 2.7.1 as a result of the continued Development, Manufacture or Commercialization of any such Licensee COC Competing Product by the Acquirer (or any Affiliate of such Acquirer that is not an Affiliate of Licensee prior to such Change of Control) then, Licensee (or its Affiliates) shall not be in breach of the provisions of Section 2.7.1 if (a) such Acquirer, within thirty (30) days after the Change of Control, provides written notice to Haisco that such Acquirer has rights to an Licensee COC Competing Product as a result of the Change of Control, (b) none of the Licensee Collaboration IP, Joint Collaboration IP, Confidential Information of Haisco or Licensed Technology (collectively, “Firewall Information”) is accessible to, provided to, or shared with any personnel working on the Licensee COC Competing [***]

24 Product, and (c) such Competing Activities are conducted separately from the activities under this Agreement that Collaboration Personnel do not perform any Competing Activities and Competing Activities Personnel do not perform activities under this Agreement, and (d) such Acquirer implements Firewalls with respect to the Licensee COC Competing Product and its activities hereunder. 2.7.3 For purposes of this Section 2.7, the following definitions shall apply: (a) “Competing Activities” means any activities conducted by or on behalf of Licensee or its Affiliates (or an Acquirer in the event of a Change of Control) with respect to a Licensee COC Competing Product that, but for Section 2.7.2 would be a breach of Section 2.7.1. (b) “Firewalls” means effective walls and screens (whether technical or physical) established between (i) personnel of Licensee or its Affiliates performing activities or having access to any Firewall Information hereunder (“Collaboration Personnel”), on the one hand, and (ii) personnel performing Competing Activities on behalf of an Acquirer or having access to any non-public information or materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) used by such Acquirer in the Competing Activities (“Competing Activities Personnel”), on the other hand, to ensure that no nonpublic information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or equipment or resources relating to a Licensed Compound or Confidential Information hereunder (including Firewall Information) are accessible by Competing Activities Personnel. For clarity, senior management personnel of the Licensee receiving or otherwise accessing any information, materials or resources to the extent necessary to enable, and solely for the purpose of, (x) compliance with this Agreement or Applicable Laws or (y) portfolio reviews, shall not be deemed to be breach of the Firewalls. “Firewall,” when used as a verb, means to implement Firewalls. ARTICLE III GOVERNANCE 3.1 Alliance Managers. Promptly following the Effective Date, each Party will designate an individual to act as the primary point of contact between the Parties (each such individual, an “Alliance Manager”) to facilitate the effective exchange of information between the Parties (including with respect to any written notifications or requests), discuss the Parties’ respective performance under this Agreement, assist with governance activities and serve as the initial point of contact to resolve any disputes between the Parties. Either Party may replace its designated Alliance Manager at any time by written notice to the other Party. 3.2 Joint Steering Committee. The Parties hereby establish a Joint Steering Committee (the “Joint Steering Committee” or the “JSC”). 3.2.1 Formation and Composition. Promptly following the Effective Date, but in any event within twenty (20) Business Days after the Effective Date, each Party will appoint its initial members of the JSC, which will be composed of at least two (2) (but not more than three (3)) members from each Party, and always an equal number of, appointed representatives of each of Licensee and Haisco. 3.2.2 Functions. The JSC will have the following responsibilities:

25 (a) provide a forum for, and facilitate communications between, the Parties with respect to, the material Development and Manufacture of the Licensed Compounds and Licensed Products in the Territory and in the Haisco Territory; (b) review and discuss the material Development, Manufacturing and Commercialization updates of the Licensed Compounds and Licensed Products provided by the Parties in accordance with Section 3.2.3; (c) review and discuss all (i) Licensee Territory Development Plans and Crossed-Territory Global Development Plans, including all amendments or updates thereto, (ii) trial design and protocols for any Crossed-Territory Global Clinical Trials; (iii) trial design and protocols for any other Clinical Trials of Licensed Products conducted by or on behalf of Licensee, its Affiliates, or its or their Sublicensees , and (iv) new indications, formulations, and combinations to be Developed for Licensed Products in the Territory; (d) review and discuss all Material Development Issues; (e) review and discuss patent strategy for the Licensed Patents, including the preparation, filing, prosecution, and maintenance of such Licensed Patents, including without limitation, the filing of divisionals for such Licensed Patents to create Product-Specific Patents; (f) review and discuss regulatory updates, status, and strategy for the Licensed Compounds and Licensed Products in the Territory, including the progress of regulatory activities and any material regulatory developments relevant to the Licensed Products; (g) establish additional subcommittees to provide a forum for, and facilitate communications between, the Parties (provided, that the authority of such subcommittees cannot expand beyond the authority of the JSC; no such subcommittee has decision-making authority, and may only make recommendations to the JSC for its review and approval); (h) make a determination if an Affiliate or Third Party performing Subcontracted Activities constitutes a Company of Concern if escalated by the Parties to the JSC in accordance with Section 13.16.3; (i) decide matters where there is a major disagreement on a course of action that the Parties conduct or plan to conduct jointly, or that is conducted or planned to be conducted by or on behalf of a Party, its Affiliate, or its or their Sublicensees (or (sub)licensees in the case of Haisco) that reasonably affects the Exploitation of the Licensed Compounds or Licensed Products for the other Party’s territory (for clarity, in each case subject to Section 3.2.5); and (j) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties. 3.2.3 JSC Meetings. The JSC will hold meetings at least once every Calendar Year, but no more than twice a Calendar Year, during the Term for so long as the JSC exists, unless the Parties mutually agree otherwise. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacturing or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth herein. Each Party will provide the other Party with updates with respect to the

26 Development, Manufacturing and Commercialization activities related to the Licensed Compounds and Licensed Products conducted by such Party, its Affiliates or (sub)licensees during each JSC meeting and each Party will consider the other Party’s comments thereto in good faith. 3.2.4 Decision-Making. Subject to the terms of this Section 3.2.4 and Section 3.2.5, with respect to matters within the JSC’s authority, actions to be taken and decisions made by the JSC will be taken or made only following a unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party. For each meeting of the JSC, the attendance of at least one (1) representative of each Party will constitute a quorum. Action or decision on any matter may be taken at a meeting, in-person, by teleconference, videoconference, or by written consent. For clarity, the JSC will not have any power to amend, modify, or waive compliance with this Agreement. 3.2.5 JSC Disputes; Final Decision-Making Authority. With respect to any matter for which the JSC holds decision-making authority, if, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within thirty (30) days after such matter was brought to the JSC for resolution, either Party may elect to submit such matter to the Parties’ Designated Senior Officers. If a Party makes an election to refer a matter to the Designated Senior Officers, the Designated Senior Officers will use good faith efforts to promptly resolve such matter. If the Designated Senior Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then the following will apply: (a) subject to Sections 3.2.5(c) and 3.2.6, Licensee will have final decision making authority for matters within the scope of the JSC’s decision-making authority to the extent related to the Development, Manufacture and Commercialization of the Licensed Compounds and the Licensed Products by Licensee, its Affiliates and Sublicensees in the Field in the Territory; provided that Licensee will not make any such decisions that would reasonably be expected to materially and adversely impact the Development, Manufacturing, Regulatory Approval, Commercialization or safety of the Licensed Compound or Licensed Products in the Haisco Territory, which such decisions will require the mutual agreement of the Parties; (b) subject to Sections 3.2.5(c) and 3.2.6, Haisco will have final decision making authority for matters within the scope of the JSC’s decision-making authority to the extent related to the Development, Manufacture and Commercialization of the Licensed Compounds and the Licensed Products by Haisco, its Affiliates and (sub)licensees in the Field in the Haisco Territory; provided that Haisco will not make any such decisions that would reasonably be expected to materially and adversely impact the Development, Manufacturing, Regulatory Approval, Commercialization or safety of the Licensed Compound or Licensed Products in the Territory, which such decisions will require the mutual agreement of the Parties; and (c) neither Party will exercise its final decision-making authority to: (i) impose any requirement that the other Party, its Affiliates, or its Sublicensee (or (sub)licensee in the case of Haisco) take any action that it reasonably believes would result in a violation of Applicable Law, or (ii) make any final and binding determination that the other Party has breached or has not breached this Agreement. 3.2.6 Limitations of Authority. All unresolved disputes within the scope of the JSC’s decision-making authority that are not subject to the final decision-making authority of the Parties under Section 3.2.5 will be subject to binding arbitration in accordance with Section 13.5; provided that either Party may first elect to refer such dispute to the Designated Senior Officers

27 under Section 3.2.5. Notwithstanding any provision of this 3.2 to the contrary, the JSC will not have the authority to, and neither Party will have the right to exercise its final decision-making authority to (a) amend, modify, or waive compliance with, the terms or conditions of this Agreement, which may only be amended, modified, or waived as provided in Section 13.6 or 13.11, as applicable or (b) make a decision with respect to any matter for which it is expressly stated in this Agreement that such matter requires the mutual agreement, consent or approval of the Parties or agreement, consent or approval of the other Party under this Agreement. Each of the Parties will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing. 3.2.7 Discontinuation of JSC. The JSC will disband upon the Parties’ mutual agreement in writing. After the disbandment of the JSC (which will disband any subcommittees as well), the exchange of information between the Parties will be made through the Alliance Managers, and all decisions of the JSC will be subject to the mutual agreement of the Parties; provided that each Party will continue to have its final decision-making authority in accordance with Section 3.2.5, subject to Section 3.2.6, which, in each case, will continue to apply mutatis mutandis. ARTICLE IV TECHNOLOGY TRANSFER 4.1 Initial Technology Transfer. Promptly after the Effective Date, but in any event within sixty (60) days therefrom for BRaf Program and within nine (9) months therefrom for CFBi Program, Haisco will initiate and complete the Initial Technology Transfer in accordance with a technology transfer plan as set forth on Schedule 4.1 attached hereto (each such plan, the “Technology Transfer Plan”). The Technology Transfer Plans will be subject to JSC oversight. “Successful Completion of the Initial Technology Transfer” with respect to a Program will be deemed to occur upon the date of receipt by Licensee or its designee of all Licensed Know-How and IND-Enabling Materials identified in Schedule 4.1 with respect to Licensed Compound, Licensed Materials, and any Licensed Products for such Program comprising or incorporating such Licensed Compounds. 4.1.1 Initial Knowledge Transfer. Without limiting the foregoing, on a Program-by-Program basis, at Haisco’s sole cost and expense, Haisco will provide to Licensee original-language copies of all Licensed Know-How (including Haisco Regulatory Documentation, CMC-related information and other data) existing as of the Execution Date and necessary or reasonably useful for Licensee to Develop Licensed Compounds or Licensed Products for such Program in the Territory, as listed on Schedule 4.1 attached hereto (the “Initial Knowledge Transfer”). Licensee may request in writing any Licensed Know-How included within the Initial Knowledge Transfer (as listed on Schedule 4.1) but not provided by Haisco, and Haisco will provide copies of such Licensed Know-How to Licensee no later than thirty (30) days following any such request (or such longer time period as Haisco may reasonably require). 4.1.2 IND Enabling Materials Transfer. Without limiting the foregoing, on a Program-by-Program basis,at Haisco’s sole cost and expense, Haisco will transfer to Licensee original-language copies of all IND enabling materials that (a) are Controlled by Haisco or its Affiliates as of the Execution Date (including all such IND enabling materials in the possession of Haisco’s Affiliates, (sub)licensees, subcontractors, and all Clinical Trial sites engaged by Haisco or any of the foregoing) and (b) are necessary or reasonably useful for Licensee to file an IND for the Licensed Products for such Program in the United States and Develop Licensed Compounds and Licensed Products for such Program therein, as identified on Schedule 4.1 attached hereto (such

28 materials, the “IND Enabling Materials”, and such transfer, the “IND Enabling Materials Transfer”). 4.2 Manufacturing Technology Transfer. 4.2.1 Subject to Section 4.4, on a Program-by-Program basis, Haisco will provide to Licensee or its designee CMC-related technology and any associated manufacturing process technology, in each case, included in the Licensed Know-How that is necessary or reasonably useful for the Manufacture of Licensed Compounds and Licensed Products for such Program in the Territory in accordance with a manufacturing technology transfer plan as set forth on Schedule 4.2 attached hereto (each such plan, the “Manufacturing Technology Transfer Plan”, and such transfer, the “Manufacturing Technology Transfer”). The Manufacturing Technology Transfer Plans will be subject to JSC oversight. Each Party will use Commercially Reasonable Efforts to cooperate with the other Party in order to initiate the Manufacturing Technology Transfer within nine (9) months of Haisco’s receipt of the Upfront Payment. For clarity, the Parties may mutually agree to amend a Manufacturing Technology Transfer Plan, including the timeline for completion thereof. 4.2.2 “Successful Completion of the Manufacturing Technology Transfer” with respect to a Program will be deemed to occur on the date (x) and (y) below have both occurred: (x) the date that is three (3) months after delivery of all Licensed Know-How identified in the then-current Manufacturing Technology Transfer Plan for such Program (the “MTT Period”); provided that, during the MTT Period, Haisco will (a) as soon as reasonably practicable, provide Licensee with such other Licensed Know-How for such Program in possession of Haisco or any of its Affiliates or its or their contract manufacturers reasonably requested by Licensee’s designated contract manufacturer pursuant to an updated Manufacturing Technology Transfer Plan for the Manufacture of the first engineering batch of Licensed Product for such Program, and (b) upon request, provide reasonable consultation to Licensee’s designated contract manufacturer with respect to the Manufacture of the applicable Licensed Compound(s) or Licensed Product(s) for such Program; provided that, in each case ((a) and (b)), any such request shall be made no later than seventy-five (75) days following Haisco’s delivery of all Licensed Know-How identified in the then-current Manufacturing Technology Transfer Plan, and (y) to the extent not already executed, the Parties execute the Clinical Supply Agreement and Quality Agreement. In the event the actions described in the proviso in clause (x) above are not fully performed during the MTT Period, the MTT Period will be extended for as long as necessary until such actions are fully performed. On a Program-by-Program basis, following Successful Completion of the Manufacturing Technology Transfer, Haisco will, subject to Section 4.4, continue to provide to Licensee and Licensee’s designated contract manufacturer reasonable assistance in connection with a Manufacturing Technology Transfer until such contract manufacturer manufactures and releases a batch of Licensed Product for such Program manufactured in accordance with cGMP and meeting the product specification and other quality attributes set forth in the applicable Manufacturing Technology Transfer Plan. 4.2.3 On a Program-by-Program basis, following the initial Manufacturing Technology Transfer as described above, if Licensee undergoes a Change of Control event or grants an exclusive Sublicense to a Third Party for the Manufacture of one or more Licensed Compounds and Licensed Products, Licensee will have the right to reasonably request Haisco to perform a second Manufacturing Technology Transfer for such Program to such Third Party or its designee, and upon receipt of such request, Haisco will, at Licensee’s or such Third Party’s sole cost and expense, perform such Manufacturing Technology Transfer for such Program, and, without limiting

29 the foregoing, the Parties will discuss in good faith and agree on a manufacturing technology transfer plan for such Manufacturing Technology Transfer. 4.3 Continuing Knowledge Transfer. On a Program-by-Program basis, subject to Sections 4.4 and 4.5, during the Term, Haisco will transfer to Licensee any additional Licensed Know-How for such Program (including Regulatory Documentation, CMC-related technology, and any associated manufacturing process technology) that has not been previously transferred to Licensee as soon as reasonably practicable after (a) such additional Licensed Know-How for such Program first comes into the Control of Haisco or any of its Affiliates, or (b) a previous failure to transfer such Licensed Know-How for such Program is discovered (the “Continuing Knowledge Transfer”). 4.4 Cooperation and Assistance. On a Program-by-Program basis, at Licensee’s reasonable request, Haisco will provide Licensee and its designees with reasonable assistance with respect to each Knowledge Transfer described in Sections 4.1 through 4.3 (inclusive), including by providing Licensee and its designees with reasonable access by teleconference or videoconference (or, to the extent requested by Licensee, in-person meetings) to personnel of Haisco, its Affiliates or any of its Third Party contractors involved in Development or Manufacturing matters related to the Licensed Know-How for such Program (if agreed by such Third Party contractors), as applied to Licensed Compounds and Licensed Products for such Program, to provide a reasonable level of technical assistance and consultation in connection with such Knowledge Transfer. In addition to the Knowledge Transfer, on a Program-by-Program basis, upon the reasonable request of Licensee, Haisco will provide Licensee with reasonable technical assistance in connection with the Licensed Know-How for such Program and the Development of the Licensed Compounds and the Licensed Products for such Program in the Field in or for the Territory. With respect to assistance and consultation provided by Haisco, its Affiliates or any of its Third Party contractors to Licensee or its designees under this Sections 4.2, 4.3, and 4.4, on a Program-by-Program basis, Haisco will provide Licensee with fifty (50) hours free support (the “Free Support”). Licensee will reimburse Haisco for Haisco’s FTE Costs beyond the Free Support and reasonable, documented out-of-pocket costs incurred by Haisco in providing such assistance and consultation to Licensee or its designees. 4.5 English Translation. For any Know-How (including Regulatory Documentation, CMC-related information and other data) that a Party is required to transfer to or share with the other Party under this Agreement (including as set forth in this ARTICLE IV and Section 5.4), if such Know-How is written in a language other than English and the English-language copy of such Know-How exists prior to or as of the Execution Date, such Party will provide the other Party with such English-language copy “as is.” With respect to any Licensed Know-How (including Regulatory Documentation, CMC-related information and other data) written in a language other than English for which an English-language copy does not exist prior to the Execution Date, Haisco will provide an English-language translation to Licensee at Licensee’s sole expense (Haisco will invoice Licensee for the actual FTE Costs and external costs incurred in creating such translation and Licensee will make the correspondence payment within thirty (30) days of receipt of such invoice). ARTICLE V DEVELOPMENT AND REGULATORY MATTERS 5.1 Research and Development Responsibilities. Effective from Effective Date: 5.1.1 Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, Licensee will be solely responsible for the Development of the Licensed Compounds and the Licensed Products for such Program in the Field in or for the Territory conducted by or on behalf of Licensee at its own cost and expense. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, Haisco will be solely responsible for the Development of the

30 Licensed Compounds and the Licensed Products for such Program in the Field in the Haisco Territory conducted by or on behalf of Haisco at its own cost and expense. 5.1.2 On a Program-by-Program basis, Licensee may conduct Development in the Haisco Territory, either by Licensee itself or through Licensee’s Subcontractors, solely to support the Development and Commercialization of the Licensed Compound and/or Licensed Products for such Program within the Territory. On a Program-by-Program basis, Haisco’s prior written consent is required for any such Development activities in the Haisco Territory by Licensee or its Subcontractors that would reasonably be anticipated to impair Haisco’s right and ability to Develop, Manufacture, Commercialize or otherwise Exploit the License Compound or Licensed Products for such Program in the Haisco Territory. 5.2 Global Development; Crossed-Territory Development. Subject to the terms and conditions of this Agreement, effective as of the Effective Date: 5.2.1 On a Program-by-Program basis, if the Parties agree to coordinate any specific Development activities for the benefit of the Licensed Products in both Parties’ territories, the Parties will negotiate in good faith and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing. Without limiting the generality of the foregoing, if Licensee intends to conduct any Global Clinical Trial involving one or more jurisdictions in the Haisco Territory and one or more jurisdictions in the Territory (“Crossed-Territory Global Clinical Trial”), it will notify Haisco thereof in writing and the Parties will discuss whether or not to jointly conduct such Global Clinical Trial. 5.2.2 To the extent that Haisco and Licensee mutually agree to jointly conduct any Crossed-Territory Global Clinical Trial of a Licensed Product for a Program after the Effective Date, (i) the Parties will conduct such Crossed-Territory Global Clinical Trial in accordance with a global development plan mutually agreed by the Parties (“Crossed-Territory Global Development Plan”), under which, inter alias, Haisco will contribute an agreed percentage of the total trial subjects for such Crossed-Territory Global Clinical Trial or a similar percentage of the shared costs of such Crossed-Territory Global Clinical Trial that Haisco agrees to participate in; and (ii) the data generated from the performance of such Crossed-Territory Global Clinical Trial (“Global Clinical Trial Data”) will be automatically included in the Licensee Collaboration IP and licensed to Haisco under Section 2.1. The Crossed-Territory Global Development Plan will be subject to JSC oversight. Haisco’s share of the total trial subjects and shared costs of such Crossed-Territory Global Clinical Trial will be determined on a case-by-case basis and mutually agreed upon by the Parties. In the event the Parties do not mutually agree to conduct a Crossed-Territory Global Clinical Trial, all Global Clinical Trial Data resulting from such Crossed-Territory Global Clinical Trial that is Controlled by Licensee or its Affiliates will be included in Licensee Collaboration IP and shared with Haisco in accordance with Section 5.4. 5.2.3 Notwithstanding anything to the contrary in this Agreement, regardless of whether the Parties agree to mutually conduct any Crossed-Territory Global Clinical Trial or include any Global Clinical Trial Data in the Licensee Collaboration IP, Haisco and its designees will have the right to use the safety and other data generated from any Crossed-Territory Global Clinical Trials (“Global Clinical Trial Safety Data”) for safety reporting or other purposes to the extent required by Applicable Law or a Regulatory Authority in the Haisco Territory, and Licensee and its designees will have the right to use Global Clinical Trial Safety Data for safety reporting or other purposes to the extent required by Applicable Law or a Regulatory Authority in the Territory.

31 5.2.4 Neither Party will conduct any Clinical Trial of Licensed Products that is not a Crossed-Territory Global Clinical Trial in the other Party’s territory without such other Party’s prior written consent, not to be unreasonably withheld, delayed, or conditioned. If the Parties mutually agree that a Party may conduct any Clinical Trial of Licensed Products that is not Crossed-Territory Global Clinical Trial in the other Party’s territory, prior to conducting any such Clinical Trial, the Parties will mutually agree on the trial design and protocol of such Clinical Trial, and each Party will not unreasonably withhold, delay, or condition its agreement thereto. 5.3 Diligence; Development Plans and Reports. 5.3.1 Licensee will use Commercially Reasonable Efforts to (a) complete the Financing Closing on or before thirty (30) Business Days following the Execution Date, and (b) complete the Subsequent Financing Closing within six (6) months following the Effective Date. Licensee shall provide Haisco prompt written notice of the completion of each Financing Closing and Subsequent Financing Closing within two (2) Business Days thereof. 5.3.2 Effective as of the Effective Date, on a Program-by-Program basis, Licensee will, by itself or through any of its Affiliates or their Sublicensees, use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for, and, after obtaining Regulatory Approval, Commercialize at least one (1) Licensed Product in the Territory. 5.3.3 Effective as of the Effective Date, subject to JSC oversight as set forth in Section 3.2, on a Program-by-Program basis, Licensee shall carry out any Development activities of the Licensed Compound and Licensed Products for such Program in and for the Territory under this Agreement consistent with a development plan, the initial agreed versions of which are attached as Schedule 5.3.3 (such plans, as amended from time to time, the “Licensee Territory Development Plan”), which development plan will set forth with reasonable details, inter alia, all material Development activities (including all in vivo studies and Clinical Trials) to be conducted by or on behalf of Licensee in order to obtain Regulatory Approvals for the applicable Licensed Products for such Program in the Field in the Territory, including: (i) a high level summary of all regulatory strategies, preclinical studies, toxicology, pharmacology studies, formulation, process development, and clinical studies to support Regulatory Approval for such Program in the Territory; (ii) a description of all Clinical Trials to be conducted or on behalf of Licensee to support Regulatory Approval for such Program in the Territory and related timelines; (iii) other material activities necessary for Development of the Licensed Product for such Program in the Territory; and (iv) such other information as Haisco may reasonably request related to the Development of the Licensed Products for such Program in the Field in the Territory. Licensee may propose to amend or update its Licensee Territory Development Plans; provided that, (i) any such proposals will be consistent with Licensee’s obligations under this Agreement (including, with respect to Licensee, its diligence obligations) and (ii) Licensee will provide Haisco with the proposal of an updated Licensee Territory Development Plan at the next regularly-scheduled meeting of the JSC and such proposal shall be decided and approved by the JSC. 5.3.4 On a Program-by-Program basis, beginning on the Effective Date and ending on the First Commercial Sale of a Licensed Product, Licensee will, on an annual basis, provide Haisco with a detailed written report regarding the progress of its Development activities for such Program within thirty (30) days after each applicable Calendar Year, which report will be at a level of detail reasonably requested by Haisco and sufficient to enable Haisco to determine Licensee’s compliance with its diligence obligations under this Agreement. For clarity, each report shall include, at a minimum, the following information for the Licensed Compound and each Licensed Product for such Program: (a) a description of the material Development activities for each

32 Licensed Product for such Program during the applicable time period in reasonable detail, including non-clinical studies, Clinical Trials, clinical related profiles (including but not limited to protocol, enrollment progress, PK/PD data, safety data, efficacy data (with original images), CSR), formulation work, other testing work and regulatory activity; (b) a description of the Manufacture activities for the Licensed Compound and Licensed Products for such Program in reasonable detail; (c) annual expenditure for the foregoing activities in reasonable detail; (d) relevant testing data, regulatory documentation, backup calculations and other reasonable supporting documentation for the foregoing information; and (e) such other information as Haisco may reasonably request related to the Development of the Licensed Compound and Licensed Products for such Program in the Field in the Territory. 5.4 Development Record; Data Exchange and Use. Effective as of the Effective Date, on a Program-by-Program basis, each Party will maintain complete, current and accurate records of all Development activities for such Program conducted by or on behalf of it under this Agreement, and all Know-How resulting from such activities. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities for such Program in good scientific manner appropriate for regulatory and patent purposes. On a Program-by-Program basis, each Party will, and will ensure that its Affiliates and Sublicensees (and the applicable (sub)licensees in the case of Haisco) will, document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Laws, including applicable national and international guidelines such as ICH and the applicable cGCP and cGLP. To the extent permitted by Applicable Laws, each Party will use Commercially Reasonable Efforts (or, in the case of Licensee and with respect to Clinical Trials that are listed and described on Schedule 5.3.3, in accordance with Licensee Territory Development Plan) to collect or cause to be collected, and acquire Control of, all images and data from all study subjects participating in Clinical Trials for Licensed Products for such Program conducted by or on behalf of it under this Agreement; provided that a Party will not have any liability under this Agreement and will not be held liable for breach of this Agreement in the event that such Party fails to collect or cause to be collected such images and data (so long as such Party has used Commercially Reasonable Efforts to discuss and negotiate with the relevant site an agreement that allows such Party to collect or cause to be collected such images and data from study subjects participating in the relevant Clinical Trial). On a Program-by-Program basis, as between the Parties, each Party will own all data generated by such Party in its Development of the Licensed Compounds and the Licensed Products for such Program in the Field in or for its respective territory. On a Program-by-Program basis, subject to compliance with Applicable Law and Sections 10.3 and 5.2, each Party will, upon reasonable request of the other Party, provide the other Party with original-language copies of all material data and results (including pre-clinical, clinical, and non-clinical data) that are (a) Controlled by such Party or its Affiliates, (b) generated in its or its Affiliates’ and Sublicensees’ (or, in the case of Haisco, the applicable (sub)licensees’) Development of the Licensed Compounds and the Licensed Products for such Program in the Field in or for its respective territory, but excluding any data and results generated in connection with its or its Affiliates’ and Sublicensees’ (or, in the case of Haisco, the applicable (sub)licensees’) Development of a Combination Product other than data and results specifically related to the Licensed Compound component(s) of such Combination Product (but not the Other Component(s) Controlled by a Party or any of its Affiliates contained therein) that are not required by Applicable Law for seeking, obtaining or maintaining Regulatory Approval of the Licensed Compounds or Licensed Products that are not Combination Products in the Field in or for the Territory or the Haisco Territory, as applicable, or otherwise complying with the applicable regulatory requirements with respect to such Licensed Compounds or Licensed Products in the Territory or the Haisco Territory, as applicable, and (c) necessary or reasonably useful for the Development of the Licensed Compounds and the Licensed Products for such Program in or for such other Party’s territory, including all supporting documentation (collectively, “Development Data”). For clarity, all Development Data Controlled by Haisco or any of its Affiliates will be deemed Licensed Know-How and, subject to

33 Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, all Development Data Controlled by Licensee or its Affiliates will be deemed Licensee Collaboration IP. In addition to the licenses granted under Section 2.1, subject to Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, on a Program-by-Program basis, each Party will have the right to use the Development Data provided by the other Party pursuant to this Section 5.4 for the purpose of Developing, obtaining and maintaining Regulatory Approvals for, and Commercializing the Licensed Compounds and the Licensed Products for such Program in the Field in the Haisco Territory (in the case of Haisco) or the Territory (in the case of Licensee), including fundraising, sublicensing, and other business development activities of such Party related to the Licensed Compounds and the Licensed Products for such Program. For the sake of clarity, with respect to Licensee, the foregoing right will include the Development Data from Haisco’s ongoing Phase 3 Clinical Trial for the Licensed Product in the Haisco Territory. Any cost incurred by either Party in providing Development Data pursuant to this Section 5.4, including out-of-pocket cost and internal cost, will be borne by such Party; provided however, (i) if any Development Data requested by Licensee requires Haisco to conduct any new non-clinical studies, new pharmacology clinical studies or other new studies of the Licensed Compounds or Licensed Products in the Haisco Territory, in each case after the Effective Date, solely for Licensee to obtain Regulatory Approvals for the Licensed Products in the Territory, the costs of such studies shall be borne by Licensee, and (ii) if any Development Data generated by any new non-clinical studies, new pharmacology clinical studies or other new studies of the Licensed Compounds or Licensed Products can be utilized by both Parties for obtaining Regulatory Approvals both inside and outside the Territory as otherwise agreed in writing by the Parties, the costs of such studies shall be shared by both Parties. To the extent any material Development Data or Regulatory Documentation provided pursuant to this Section 5.4 is originally generated in a language other than English, the providing Party shall, promptly upon reasonable request by the other Party, provide an English translation thereof of sufficient quality to permit regulatory, safety, and business review. 5.5 Regulatory Responsibilities. Effective from Effective Date: 5.5.1 On a Program-by-Program basis, as between the Parties, Licensee will have the sole right and responsibility to perform all regulatory activities with respect to all Licensed Compounds or Licensed Products for such Program in or for the Territory, including (a) conducting all correspondence, meetings, teleconferences and other communications with Regulatory Authorities, and (b) filing all INDs, NDAs and other filings with Regulatory Authorities, in each case of clauses (a) and (b) above, regarding Licensed Compounds and Licensed Products for such Program in or for the Territory. On a Program-by-Program basis, as between the Parties, Haisco will have the sole right and responsibility, at its cost, to perform all regulatory activities with respect to all Licensed Compounds or Licensed Products for such Program in the Field in the Haisco Territory, including (i) conducting all correspondence, meetings, teleconferences and other communications with Regulatory Authorities, and (ii) filing all INDs, NDAs and other filings with Regulatory Authorities, in each case of clauses (i) and (ii) above, regarding Licensed Compounds and Licensed Products for such Program in the Field in the Haisco Territory. Haisco shall have no responsibility and no obligation to support any regulatory activities of Licensee in or for the Territory, including but not limited to making its facilities, personnel or records available for inspection by any Regulatory Authority of the Territory, whether at the request of Licensee or such Regulatory Authority. 5.5.2 On a Program-by-Program basis, with respect to any Development or Manufacturing activities that support the Development and Commercialization of the Licensed Compound or Licensed Products for such Program within the Territory conducted by or on behalf of Licensee or any of its Affiliates or Sublicensees in the Haisco Territory, Licensee shall keep Haisco fully informed of any regulatory submissions and communications with Regulatory Authorities in the Haisco Territory. The Parties acknowledge and agree that the conduct of such

34 Development or Manufacturing activities in the Haisco Territory requires Haisco’s prior written consent if such activities would reasonably be anticipated to impair Haisco’s right and ability to Develop, Manufacture, Commercialize or otherwise Exploit the License Compound or Licensed Products for such Program in the Haisco Territory. Licensee shall provide Haisco with sufficient advance notice and time to review and comment on all such material submissions to and communications with any Regulatory Authority in the Haisco Territory and shall, and shall cause its Affiliates and Sublicensees to, consider Haisco’s comments in good faith. In addition, Licensee shall, no more than five (5) Business Days after the submission or receipt, provide Haisco with copies of all material documents, submissions, filings, information and correspondence related to any Licensed Compound or Licensed Product for such Program submitted to or received from a Regulatory Authority in the Haisco Territory by Licensee or any of its Affiliate or Sublicensees. Licensee shall provide Haisco with notice of any meeting or discussion with any Regulatory Authority in the Haisco Territory related to any Licensed Compound or Licensed Product for such Program no later than two (2) Business Days after receiving notice thereof. Haisco shall have the right, but not the obligation, to attend and participate in any such meeting or discussion. 5.6 Right of Reference. Subject to Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, on a Program-by-Program basis, effective from Effective Date, each Party hereby grants to the other Party the right of reference to all Regulatory Documentation Controlled by such Party or its Affiliates pertaining to the Licensed Compounds or Licensed Products, including any Licensee FDC Product, for such Program submitted by or on behalf of such Party or any of its Affiliates or Sublicensees (or the applicable (sub)licensees in the case of Haisco) or pertaining to the Haisco FDC Product submitted by or on behalf of Haisco or any of its Affiliates or applicable (sub)licensees. Licensee may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval, if applicable, of the Licensed Compounds or Licensed Products for such Program in the Field in or for the Territory. Haisco may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval, if applicable, for the Licensed Products for such Program in the Field in the Haisco Territory and the Haisco FDC Product in the Field worldwide. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 5.6. For clarity, the foregoing right will also exclude any part of the Regulatory Documentation to the extent specifically related to the Other Component(s) Controlled by a Party or any of its Affiliates of any Combination Product unless such part of the Regulatory Documentation is required by the Applicable Law for seeking, obtaining or maintaining Regulatory Approval of the Licensed Compounds or Licensed Products or Haisco FDC Products that are not Combination Products in the Field in or for the Territory or the Haisco Territory, as applicable, or otherwise complying with regulatory requirements in the Territory or the Haisco Territory, as applicable. 5.7 Safety; Adverse Event Reporting. On a Program-by-Program basis, promptly following the Effective Date, but in any event no later than sixty (60) days thereafter, the Parties will enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products for such Program, including that each Party will establish and maintain its own global safety database for the Licensed Products for such Program, safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Each Party will hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Licensed Products for such Program in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Licensed Products for such Program, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the

47 7.9 Payment Method. All payments by Licensee to Haisco under this Agreement will be paid in Dollars, and all such payments will be made by bank wire transfer in immediately available funds to the bank account designated by Haisco in writing; provided that such account information is provided to Licensee at least thirty (30) days prior to any such payment becoming due hereunder. 7.10 Taxes. 7.10.1 General. Subject to the remainder of this Section 7.10.1, in the event that Licensee is required, under Applicable Law, to withhold any deduction or tax from any payment due to Haisco under this Agreement, such amount will be deducted from the payment to be made by Licensee, paid to the proper taxing authority, and Licensee will promptly provide Haisco with copies of any tax certificate or other documentation evidencing such payment. Except as otherwise provided in this Section 7.10.1, any such required withholding taxes will be at the sole expense of, and borne by Haisco. Notwithstanding the foregoing, the Parties acknowledge and agree that if (a) Licensee undertakes any restructuring, redomiciling, reorganization or other action (but expressly excluding a Change of Control of Licensee), and thereafter any payment made by Licensee to Haisco under this Agreement is subject to a deduction or withholding of tax, and such deduction or withholding obligation results in the amount of such payment received by Haisco being less than the amount of such payment that Haisco would have received had no such action occurred (after any applicable deduction or withholding of tax that would have applied had no such action occurred) (such action, a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment owed by Licensee (in respect of which such deduction and withholding of tax is required to be made) will be increased to take into account such increased withholding taxes as may be necessary to ensure that, after making all required withholdings (including withholdings on additional amounts), Haisco (or its assignee, Affiliate, or successor) receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred. The Parties agree to cooperate in claiming refunds or exemptions from, or reductions in, any deductions or withholdings under any Applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 7.10.1 are reduced to the fullest extent permitted by Applicable Law. 7.10.2 Indirect Taxes. All payment amounts are exclusive of any sales, use, value-added, goods and services, gross receipts and similar turnover or gross margin taxes, together with any penalties and interest in respect thereof (each an “Indirect Tax”). If any amount of Indirect Tax is chargeable in respect of a payment, Licensee will pay such Indirect Tax at the applicable rate in respect of such payment following the receipt of an invoice in the appropriate form as required under Applicable Law from Haisco in respect of those payments, such Indirect Tax to be payable on the later of (a) the due date of the payment to which such Indirect Tax relates and (b) 30 days after the receipt by Licensee of the applicable invoice setting forth the amount of the applicable Indirect Tax. The Parties will use commercially reasonable efforts to cooperate to minimize Indirect Taxes in connection with this Agreement, as applicable, including applying for an exemption to any value-added taxes. 7.10.3 Tax Allocation and Characterization. Licensee will allocate payment amounts among the jurisdictions in the Territory in accordance with Applicable Law and will not withhold United States taxes on any amounts that can be properly allocated to a non-United States jurisdiction or that can be properly characterized as proceeds from the sale of a capital asset. The Parties acknowledge and agree that, unless otherwise required by (a) a change in Applicable Law after the date hereof or (b) a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, (1) the following payments will not be subject to United States withholding taxes, provided that Haisco provides a valid Internal Revenue Service Form W-8BEN-E: (i) the upfront payment payable pursuant to Section 7.1, and (ii) the Development Milestone

48 Payments payable pursuant to Section 7.2, and (2) the Commercial Milestone Payments payable pursuant to Section 7.3, Sublicense Revenue pursuant to Section 7.4, and royalties payable pursuant to Section 7.5, in each case will be apportioned reasonably based on the country or countries in which the underlying Net Sales were made. 7.10.4 Tax Treatment. For U.S. income tax purposes solely, both Parties agree that this Agreement will constitute a taxable sale of the Licensed Technology from Haisco to Licensee in exchange for the consideration described in Section 7.1 through Section 7.6. 7.11 Reports. 7.11.1 On a Program-by-Program basis, commencing as of the First Commercial Sale, for so long as any Royalty Term remains in effect for a given Licensed Product, Licensee will, with respect to each Calendar Quarter (or portion thereof), provide a written report to Haisco showing (a) the amount of the gross and Net Sales of the Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars and the specific deductions applied in the calculation of such Net Sales amounts); (b) the applicable royalty rates for each Licensed Product in each country after applying any permitted deductions set forth in Section 7.6; (c) a calculation of the royalties which will have accrued hereunder with respect to Net Sales due to Haisco with respect to such Licensed Product for such Calendar Quarter; (d) the withholding taxes, if any, required by law to be deducted in respect of such royalties; and (e) the exchange rates (as determined pursuant to Section 7.7 herein) used in determining the royalty amount expressed in Dollars (each, a “Royalty Report”). 7.11.2 Royalty Reports will be due within forty-five (45) days following the end of the Calendar Quarter to which such Royalty Report relates. During the Term and for three (3) years thereafter, Licensee will, and will cause its Affiliates and Sublicensees to, keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and royalty rate calculations and to enable the royalties and other payments payable hereunder to be determined. 7.12 Audits. 7.12.1 Upon the written request of one Party (the “Auditing Party”) and with at least thirty (30) days’ prior written notice, but not more than once in any Calendar Year, the other Party (the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s sole cost and expense (except as set forth in this Section 7.12), to have access during normal business hours to such of the records of the Audited Party and its Affiliates as required to be maintained under this Agreement to verify the accuracy of the Royalty Reports, royalties, and any other payments due hereunder and any invoices submitted by Audited Party to the Auditing Party. Such accountants may audit only records relating to Royalty Reports, invoices, or payments made for the three (3) prior Calendar Years that have not been previously audited by the Auditing Party. The accounting firm will disclose to the Auditing Party only whether the Royalty Reports, invoices or payments (as applicable) were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with the Audited Party. No other information obtained by such accountants will be shared with the Auditing Party without the prior consent of the Audited Party unless disclosure is required by Applicable Laws or judicial order. All information disclosed in connection with an audit may be used solely for purposes of verifying compliance with this Agreement.

50 ARTICLE VIII CONFIDENTIALITY 8.1 Non-Disclosure Obligations. 8.1.1 Except as otherwise provided in this ARTICLE VIII, during the Term and for a period of seven (7) years thereafter, each Party and their respective Affiliates will maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement (including for performing such Party’s obligations and exercising such Party’s rights under this Agreement or any Ancillary Agreements (it being understood that Haisco will have the right to use the Product-Specific Licensed Know-How for the Exploitation of any Licensed Compound or Licensed Product in the Haisco Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Haisco Territory or Terminated Territory)), all Confidential Information of the other Party with respect to such Program. Notwithstanding the foregoing seven (7)-year period, the confidentiality obligations with respect to the Licensed Know-How that constitutes a trade secret under Applicable Law shall survive for as long as such Licensed Know-How remains a trade secret under Applicable Law. Without limiting the foregoing, each Party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its and its Affiliates’ employees, agents, consultants, clinical investigators and any sublicensees or subcontractors only make use of the other Party’s Confidential Information for purposes as expressly licensed or otherwise authorized, and do not disclose or make any unauthorized use of such Confidential Information. Each Party will use Commercially Reasonable Efforts to maintain the confidentiality and proprietary nature of the Licensed Know-How and Licensee Collaboration IP. 8.1.2 “Confidential Information” means all technical, business or other information, including confidential or proprietary Know-How (including the terms of this Agreement and information relating to such Party’s or its Affiliates’ research programs, development, marketing and other business practices and finances), data, documents or other materials, disclosed or supplied by the other Party or its Affiliates or their sublicensees, whether orally, in writing or in electronic form and whether prior to, on or after the Execution Date, under or in connection with this Agreement or the CDA; provided that notwithstanding anything to the contrary, (a) any Licensed Know-How that is solely related and specific to any of the Licensed Compounds or Licensed Products (other than, for clarity, Know-How related to any Other Components contained therein) (such Licensed Know-How, collectively, “Product-Specific Licensed Know-How”) will be considered (i) the Confidential Information of Licensee and Haisco during the Term (with respect to which each Party will be deemed a disclosing Party and a receiving Party) and (ii) the Confidential Information of Haisco after the Term (with respect to which Licensee will be deemed the receiving Party and, notwithstanding the first sentence of Section 8.1.1, Haisco’s confidentiality and non-use obligations thereunder will terminate immediately thereafter); (b) any Know-How and Regulatory Documentation included in the Licensee Collaboration IP will be considered the Confidential Information of Licensee (with respect to which Licensee will be deemed the disclosing Party and Haisco will be deemed the receiving Party); and (c) any Joint Collaboration IP, as well as any terms and conditions of this Agreement, will be deemed the Confidential Information of Licensee and Haisco (with respect to which each Party will be deemed a disclosing Party and a receiving Party). 8.2 Permitted Disclosures.

51 8.2.1 Notwithstanding the foregoing, the provisions of Section 8.1 will not apply to Confidential Information of the disclosing Party that the receiving Party can establish by competent written proof: (a) have become published or otherwise entered the public domain or become generally available to the public other than by breach of this Agreement, wrongful act, fault or negligence by or on the part of the receiving Party or its Affiliates, Sublicensees (or (sub)licensees in the case of Haisco) or any other Persons to whom the receiving Party or any of its Affiliates or Sublicensees (or (sub)licensees in the case of Haisco) has disclosed the relevant Confidential Information; (b) are permitted to be disclosed by prior written consent of the other Party in writing; (c) have become known to the receiving Party by a Third Party; provided that such Confidential Information was not obtained by such Third Party directly or indirectly from the disclosing Party on a confidential basis and without the right to so disclose to such receiving Party; (d) prior to disclosure under this Agreement, was already in the possession of the receiving Party, its Affiliates or their (sub)licensees; provided that such exception will not apply to any Licensed Know-How or Joint Collaboration IP; or (e) have been independently developed by or for the receiving Party without the aid, application, use or reference of or to the disclosing Party’s Confidential Information and outside this Agreement; provided that such exception will not apply to any Joint Collaboration IP. 8.2.2 Notwithstanding the disclosures permitted under this Section 8.2.2 as set forth below, any Confidential Information so disclosed will remain subject to the confidentiality obligations of Section 8.1, unless and until any exceptions described in Section 8.2.1 will apply. Either Party may disclose Confidential Information to the extent such disclosure is made: (a) in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are first listed or thereafter traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner)); provided that the receiving Party will first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency; provided further that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is, in the reasonable view of the disclosing Party, legally required to be disclosed in response to such court or governmental order or Applicable Law (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are first listed or traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner)); (b) by either Party, to their Affiliates or Sublicensees (or (sub)licensees in the case of Haisco) solely for such Affiliates or Sublicensees (or (sub)licensees in the case of Haisco) to perform such Party’s obligations or exercise such Party’s rights under this Agreement (it being understood that, subject to Section 8.1.1, Haisco will have the right to disclose the Product-Specific Licensed Know-How

52 for the Exploitation of any Licensed Compound or Licensed Product in the Haisco Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Haisco Territory or Terminated Territory), provided such Affiliates or Sublicensees (or (sub)licensees in the case of Haisco) are subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; (c) upon written notice to the other Party (to the extent reasonably practicable), by either Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), to the extent reasonably necessary to exercise its right to prepare, file, prosecute, maintain, extend, enforce and defend any of the Licensed Patents, Joint Collaboration Patents or Licensee Patents; (d) by either Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Licensed Compound or Licensed Product in the Territory (in the case of Licensee being the receiving Party) or in the Haisco Territory (in the case of Haisco being the receiving Party); (e) by either Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) to any actual or potential Third Party collaborator, contractor, licensee, or partner with respect to the Exploitation of a Licensed Compound or Licensed Product in the Haisco Territory (in the case of Haisco) or the Territory (in the case of Licensee) or otherwise as may be necessary or reasonably useful in connection with the exercise of rights or performance of obligations of such Party hereunder (including in connection with any litigation with respect thereto) (it being understood that, subject to Section 8.1.1, Haisco will have the right to disclose the Product-Specific Licensed Know-How for the Exploitation of any Licensed Compound or Licensed Product in the Haisco Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Haisco Territory or Terminated Territory); provided that such Third Party recipient is subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; (f) by either Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) to any actual or potential acquisition partners, (sub)licensees or Sublicensees, financing sources, lenders, investors or advisors (including attorneys, accountants, consultants, bankers or financial advisors of the foregoing) who require such Confidential Information for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction (with respect to disclosure to acquisition partners, financing sources, lenders or investors) or providing advice to the receiving Party or the applicable Affiliate or Sublicensee (or (sub)licensees in the case of Haisco) (with respect to disclosure to advisors); provided that such Third Party recipient is subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein. 8.3 Publications. On a Program-by-Program basis, during the Term, if either Party intends to publish, publicly present or otherwise publicly disclose any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to the Licensed Compounds or Licensed Products (each, a “Publication”), such Party will provide the other Party an opportunity to review such Publication to determine whether such Publication contains the other Party’s Confidential Information or jointly owned Confidential Information. The Party seeking to make a Publication (the “Publication Party”) will deliver to the other Party (the “Non-Publication Party”) a copy of any such proposed Publication or the proposed oral disclosure, together with any slides or other materials to be provided in connection with such oral disclosure (if any), at least 14 days prior to submission for abstract (or at least 30 days prior to submission for any other publication or presentation) for review by the Non-Publication Party. The Non-Publication

53 Party will have the right, at its sole discretion, to: (a) require the removal of its Confidential Information (including, for clarity, jointly owned Confidential Information) from any such Publication, or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Non-Publication Party requests such a delay provided in the foregoing clause (b), then the Publication Party will delay submission or presentation for a period of 90 days after its provision of the copy of the proposed Publication or disclosure to enable patent applications protecting the Non-Publication Party’s rights in such information and the Parties will discuss in good faith with respect thereto. Haisco’s failure to take actions described in the foregoing clauses (a) and (b) will be construed as a consent to the relevant disclosure in the proposed Publication, but will not be construed as consent to the disclosure of Haisco’s Confidential Information or the waiver of Licensee’s obligations under any other provisions of this ARTICLE VIII. Licensee’s failure to take actions described in the foregoing clauses (a) and (b) will be construed as a consent to the relevant disclosure in the proposed Publication, but will not be construed as consent to the disclosure of Licensee’s Confidential Information or the waiver of Haisco’s obligations under any other provisions of this ARTICLE VIII. 8.4 Press Releases and Other Communications to Third Parties. On a date to be mutually determined by the Parties, the Parties will issue a press release regarding the signing of this Agreement in substantially the form attached hereto as Schedule 8.4. Other than as required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are first listed or traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner), the Parties will not, without providing fifteen (15) Business Days prior written notice to the other Party (including the proposed final language of any such public announcement), make any public announcement concerning either this Agreement (including the subject matter hereof) or furnish any statement to any Person concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (a) press releases made in compliance with this Section 8.4, and (b) disclosures made in compliance with Section 8.1, Section 8.2 and Section 8.5. The Parties agree that after a disclosure made in a manner consistent with this Section 8.4, including the issuance of the initial press release and any subsequent public announcement, each Party may make subsequent public disclosures reiterating any information contained in same without having to obtain the other Party’s consent and may post any such publication or a link to it on its website without the consent of the other Party, so long as any such public disclosures are not inconsistent with prior public disclosures or public announcements approved by the other Party pursuant to this Section 8.4 and which do not reveal any non-public information about or Confidential Information of the other Party. 8.5 Use of Name. Except as expressly provided herein, neither Party will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or any abbreviation or adaptation thereof) (including any Product Trademark) in any publication, press release, marketing and promotional material or other form of publicity without the prior written consent of such other Party; provided, however, that each Party will have the right to use the other Party’s name and logo on such Party’s website and marketing and promotional materials for the sole purpose of identifying the other Party as its licensor or licensee, as applicable, without the requirement to obtain such consent. The restrictions imposed by this Section 8.5 will not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent) are listed (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner). 8.6 Return or Destruction of Confidential Information. Upon the effective date of the termination of this Agreement (in its entirety or in part) for any reason but subject to ARTICLE XII, with respect to Confidential Information to which such non-requesting Party does not retain rights under the

54 surviving provisions of this Agreement, each Party will, upon and in accordance with the other Party’s request in writing, either (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party will be permitted to retain such Confidential Information (x) to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All such Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 8.1 following any termination of this Agreement. ARTICLE IX INTELLECTUAL PROPERTY 9.1 Ownership. 9.1.1 Background IP. As between the Parties, each Party will remain the owner of all intellectual property rights owned by or licensed to such Party as of the Effective Date or which are generated or acquired by such Party on or after the Effective Date other than in the course of performing the activities under this Agreement. 9.1.2 Sole Inventions. As between the Parties, each Party will have sole ownership of the Inventions solely conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of such Party (collectively, “Sole Inventions” and with respect to Licensee, “Licensee Sole Inventions” and with respect to Haisco, “Haisco Sole Inventions”). All Patents claiming any Licensee Sole Inventions will be referred to herein as “Licensee Patents,” and all Patents claiming any Haisco Sole Inventions will be referred to herein as “Haisco Sole Invention Patents”. Each Party will promptly disclose to the other in writing and will cause its Affiliates, and its and their Sublicensees or (sub)licensees, as applicable, to so disclose, its respective Sole Inventions that are within the definition of Licensed Technology or Licensee Collaboration IP, as applicable. 9.1.3 Joint Inventions. Each Party will have a one-half undivided ownership of the full right, title and interest in and to any Inventions conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of the Parties or their respective Affiliates jointly (such Inventions, collectively the “Joint Collaboration IP”). All Patents claiming any Joint Collaboration IP will be referred to herein as “Joint Collaboration Patents”, and all Know-How included in Joint Collaboration IP will be referred to herein as “Joint Collaboration Know-How”. Haisco’s interest in any Joint Collaboration Patents will be considered Licensed Patents, and Haisco’s interest in any Joint Collaboration Know-How will be considered Licensed Know-How; and Licensee’s interest in any Joint Collaboration IP will be considered Licensee Collaboration IP. Subject to the other terms and conditions of this Agreement (including the licenses and other rights granted under this Agreement or any Ancillary Agreement by a Party to the other Party and its Affiliates), each Party will have the right to Exploit, including license, the Joint Collaboration IP, without a duty of accounting or any obligation to seek consent from the other Party to exploit such Joint Collaboration IP. To the extent necessary to effect the foregoing, each Party grants to the other Party a non-exclusive, irrevocable, perpetual, fully-paid, worldwide license, with the right to grant sublicenses through multiple tiers, under the granting Party’s interest in Joint Collaboration IP, for any and all

55 purposes, subject to the other terms and conditions of this Agreement (including, for clarity, the exclusive license granted by a Party to the other Party and its Affiliates in Section 2.1). 9.1.4 Disclosure of Joint Collaboration IP. Each Party will promptly disclose to the other in writing and will cause its Affiliates, and its and their (sub)licensees to so disclose, any Know-How within the Joint Collaboration IP. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such Know-How as reasonably necessary to exercise such Party’s rights and perform its obligations, hereunder and under any Ancillary Agreement, with respect thereto. 9.1.5 Inventorship. The determination of inventorship of Inventions and the determination of whether Joint Collaboration IP is invented, reduced to practice, discovered, developed or otherwise made under this Agreement jointly with the other Party, in each case, for the purpose of allocating intellectual property rights therein, will be made in accordance with United States patent laws. 9.2 Patent Prosecution and Maintenance. 9.2.1 Right to Prosecute and Maintain. On a Program-by-Program basis, as between the Parties, Licensee will have the first right, but not the obligation, to Prosecute and Maintain all Licensed Patents for such Program in the Territory that solely claim or Cover the Licensed Compound(s) or the Licensed Product(s) for such Program and do not claim or Cover any compound that is not a Licensed Compound or product that is not a Licensed Product for such Program (collectively, “Product-Specific Licensed Patents”) and Joint Collaboration Patents in the Territory, and all Licensee Patents, worldwide, at Licensee’s own cost and expense. Product-Specific Licensed Patents in existence as of the Execution Date include the Licensed Patents identified as Product-Specific Licensed Patents on Schedule 10.2.5. On a Program-by-Program basis, as between the Parties, Haisco will have the first right, but not the obligation, to Prosecute and Maintain all Licensed Patents filed or issued in the Territory that are not Product-Specific Licensed Patents (“Other Licensed Patents”). On a Program-by-Program basis, as between the Parties, Haisco will have the sole and exclusive right, but not the obligation, to Prosecute and Maintain (a) all Licensed Patents and Joint Collaboration Patents in the Haisco Territory, and (b) all Haisco Sole Invention Patents filed or issued worldwide that are not Licensed Patents, in each case, at Haisco’s own cost and expense. 9.2.2 Review and Comment Rights. On a Program-by-Program basis, Licensee will keep Haisco reasonably informed of the status of the Product-Specific Licensed Patents, and Joint Collaboration Patents in the Territory. Licensee (or its designee) will provide Haisco with drafts of all proposed material filings and correspondence to any patent authorities with respect to the Product-Specific Licensed Patents and Joint Collaboration Patents for Haisco’s review and comment reasonably at least thirty (30) Business Days in advance of the intended submission of such proposed filings and correspondence. Licensee (or its designee) will reasonably take into consideration in good faith Haisco’s comments prior to submitting such proposed filings and correspondence. If Haisco does not provide such comments at least ten (10) Business Days prior to the proposed submission date, then Haisco will be deemed to have no comment to such proposed filings or correspondence. 9.2.3 Additional Haisco Rights. On a Program-by-Program basis, Licensee will notify Haisco of any decision to cease Prosecution and Maintenance of any Product-Specific Licensed Patents or Joint Collaboration Patents in the Territory. Licensee will provide such notice at least ninety (90) days prior to any filing or payment due date, or any other due date that requires

56 action in order to avoid loss of rights, in connection with such Product-Specific Licensed Patents or Joint Collaboration Patents. In such event, Haisco will have the right (but not the obligation), at Haisco’s discretion and expense, to continue the Prosecution and Maintenance of such Product-Specific Licensed Patent or Joint Collaboration Patent in Haisco’s name. Haisco’s Prosecution and Maintenance of such Product-Specific Licensed Patents or Joint Collaboration Patents will not change the Parties’ respective rights and obligations under this Agreement with respect to such Product-Specific Licensed Patents or Joint Collaboration Patents other than those expressly set forth in this Section 9.2.3. 9.2.4 Additional Licensee Rights. On a Program-by-Program basis, Haisco will keep Licensee reasonably informed of the status of the Other Licensed Patents in the Territory and will notify Licensee of any decision to cease Prosecution and Maintenance of any Other Licensed Patents in the Territory. Haisco will provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Other Licensed Patents. In such event, Licensee will have the right (but not the obligation), at Licensee’s discretion and expense, to continue the Prosecution and Maintenance of such Other Licensed Patent in Haisco’s name. Licensee’s Prosecution and Maintenance of such Other Licensed Patents will not change the Parties’ respective rights and obligations under this Agreement with respect to such Other Licensed Patents other than those expressly set forth in this Section 9.2.4. 9.2.5 Patent Term Extension and Supplementary Protection Certificate. On a Program-by-Program basis, as between the Parties, Licensee (or any of its Affiliates or their Sublicensees) will have the first right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions in the Territory pursuant to supplementary protection certificates, and in all jurisdictions in the Territory with respect to any other extensions that are now or become available in the future, wherever applicable, for the Product-Specific Licensed Patents and Joint Collaboration Patents in the Territory, and with respect to the Licensed Products (collectively, the “Extensions”), in each case, including whether or not to do so. Haisco will provide prompt and reasonable assistance with respect thereto, as requested by Licensee and at Licensee’s expense and cost, including by taking such action as patent holder as is required under any Applicable Law to obtain such Extension. If Licensee (or its designee) decides to abandon an Extension in a particular country, Licensee will give Haisco prompt notice thereof (not less than sixty (60) Business Days before any action is required to avoid abandonment or lapse), and Haisco will have the right to continue such Extension at Haisco’s sole expense and cost pursuant to this Section 9.2.5. As between the Parties, Haisco will have the sole right, but not the obligation, with respect to the Extensions for all Licensed Patents and Joint Collaboration Patents in the Haisco Territory. 9.2.6 Regulatory Patent Listing. On a Program-by-Program basis, Licensee (or any of its Affiliates or their Sublicensees) will have the first right, but not the obligation, for all Licensed Products and in all countries in the Territory, to file appropriate information with the applicable Regulatory Authority to obtain the listing of any Product-Specific Licensed Patent or Joint Collaboration Patent in the patent listing source in such country in the Territory, if any Licensee shall keep Haisco reasonably informed of the status of the listing of any Product-Specific Licensed Patent or Joint Collaboration Patent under this Section 9.2.6. Licensee will not seek to list any Other Licensed Patent in any such patent listing source without the prior written consent of Haisco, such consent not to be unreasonably withheld.

57 9.2.7 Common Ownership Under Joint Research Agreements. This Agreement will be understood to be a joint research agreement under 35 U.S.C. § 102(c) entered into for the purposes of Developing, Manufacturing and Commercializing Licensed Compounds or Licensed Products. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h). Neither Party will (a) unilaterally invoke the provisions of or (b) be required by this reference to have any Patent take advantage of or become subject to, such §103(c), in each case, without the other Party’s prior written consent. 9.2.8 Cooperation. Each Party will, and will cause its Affiliates, licensors (to the extent permissible under the terms of applicable license), Sublicensees (or, in the case of Haisco, the applicable (sub)licensees), and its or their inventors to, reasonably cooperate with the other Party or anyone acting on such Party’s behalf with regard to the Prosecution and Maintenance of any Patent described in Section 9.2.1 in order to reasonably implement the foregoing provisions of this Section 9.2, at the other Party’s expense and cost. Such cooperation may include such Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, non-obviousness, enablement, estoppel and double patenting), and the assistance of such Party’s relevant personnel and the transfer of the applicable patent files to the other Party. 9.3 Enforcement of Licensed Technology and Joint Collaboration IP. 9.3.1 Notification of Infringement. In the event that either Party becomes aware of an alleged existing or threatened infringement or misappropriation of any Licensed Technology or Joint Collaboration IP in the Territory (“Infringement”), it will promptly notify the other Party and provide the other Party with all details of such infringement of which it is aware. For the purpose of this Section 9.3, “Competitive Infringement” means any such alleged existing or threatened (a) infringement of any Licensed Patents or Joint Collaboration Patents, or (b) misappropriation of (i) any Licensed Know-How solely related and specific to any Licensed Compound or Licensed Product or (ii) any Joint Collaboration Know-How, in each case ((a) and (b)), on account of a Third Party’s Exploitation of any Licensed Compound or Licensed Product in the Territory. 9.3.2 Enforcement. On a Program-by-Program basis, as between the Parties, Licensee will have the first right, but not the obligation, to bring, control and settle any Patent or Know-How enforcement action (“Enforcement Action”) against any alleged or confirmed Competitive Infringement in the Territory at its own expense as it reasonably determines appropriate, using counsel of its choice. If Licensee does not commence an Enforcement Action to abate any such Competitive Infringement, within sixty (60) days of either Party providing a notice of existing or threatened Competitive Infringement under Section 9.3.1, then Haisco will have the right to commence any such Enforcement Action at its own expense using counsel of its choice. As between the Parties, Haisco will have the sole right, but not the obligation, to bring, control and settle any Enforcement Action against any alleged or confirmed Infringement in the Haisco Territory at its own expense. 9.3.3 Enforcement of Other Licensed Patents. On a Program-by-Program basis, notwithstanding anything to the contrary in this Agreement, in any Enforcement Action that Licensee undertakes, Licensee will use Commercially Reasonable Efforts to assert Product-Specific Licensed Patents against the relevant Competitive Infringement, without asserting any Other Licensed Patents; provided that, in the event that, with respect to a country in the Territory, it is necessary for Licensee to assert any Other Licensed Patents to effectively pursue, or prevail in, an Enforcement Action against any alleged or confirmed Competitive Infringement as determined by

58 Licensee reasonably and in good faith (after consultation with Haisco) with the supporting advice of reputable patent counsel engaged by Licensee which will be reasonably acceptable to Haisco, then with respect to the Territory, Licensee may bring or control any Enforcement Action asserting any Other Licensed Patents against any alleged or confirmed Competitive Infringement only with the prior written consent of Haisco (not to be unreasonably withheld, conditioned, or delayed, except that Haisco may withhold consent where such assertion would reasonably be expected to materially adversely affect Haisco’s or any its Affiliates’ or licensees’ rights to Exploit a compound or product of Haisco or any of its Affiliate or licensees claimed by or under such Other Licensed Patents), and in coordination with Haisco. Haisco will have the right to participate in such Enforcement Action, at its own expense, through counsel of its choice, and to review and comment on all substantive filings and submissions in advance. For clarity, Section 9.6 will apply to such Enforcement Action. 9.3.4 Assistance. At the request of the other Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), each Party will provide reasonable assistance in connection with any enforcement action brought by the other Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) hereunder, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required, and the other Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) will reimburse such Party for its reasonable out-of-pocket costs incurred in providing any such assistance. 9.3.5 Costs and Recoveries. With respect to an Enforcement Action brought by a Party (or any of its Affiliates or their (sub)licensees) under Section 9.3.2, any recovery realized as a result of such enforcement action (whether by way of settlement or otherwise) will be applied in the following priority: (a) to reimburse the Parties for their costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) and (b) retained by the Party bringing such Enforcement Action (or any of its Affiliates or their (sub)licensees); provided that, if Licensee (or any of its Affiliates or their Sublicensees) is the Party bringing such Enforcement Action, such remainder retained by it will be deemed Net Sales under this Agreement. 9.3.6 Other Infringements. As between the Parties, Haisco will have the sole right, but not the obligation, to bring and control, at its own cost and expense, any Enforcement Action in connection with any Infringement in the Territory that is not a Competitive Infringement and Section 9.3.3 and 9.3.5 will apply, mutatis mutandis, to such Enforcement Action. 9.4 Third Party Actions. 9.4.1 Notification of Third Party Action. Each Party will immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by a Party, or any action, suit or proceeding brought against a Party alleging infringement of a Patent or misappropriation of intellectual property of any Third Party with regard to any aspect of the past, current or future Exploitation of any Licensed Compounds or Licensed Products by either Party, any of its Affiliates or (sub)licensees pursuant to this Agreement, including any defense or counterclaim in connection with an infringement action initiated pursuant to this Section 9.4 (each, a “Third Party Action”). 9.4.2 Licensee Right to Defend in the Territory. On a Program-by-Program basis, as between the Parties, Licensee (or any of its Affiliates or their Sublicensees), through counsel of its choosing, will have the first right, but not the obligation, to assume direction and control of the defense against any Third Party Action (including direction and control of related

59 litigation, settlement, appeal or other disposition of Third Party Actions) in the Territory alleging that the Exploitation of any Licensed Compound of Licensed Product by Licensee or its Affiliates or Sublicense infringes or misappropriates a Third Party’s intellectual property rights at its sole cost and expense. If Licensee elects not to defend against such Third Party Action within sixty (60) days of either Party providing a notice of such Third Party Action under Section 9.4.1, Haisco will have the right, but not the obligation, to defend against such action. Any recoveries awarded to the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) in connection with any Third Party Action defended under this Section 9.4.2 will be applied to reimburse the Parties for their costs and expenses incurred in defending such Third Party Action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with the balance of any such recoveries being retained or provided to the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)). The defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) will have the sole and exclusive right to select counsel for such Third Party Action. 9.4.3 Consultation and Cooperation. The Parties may consult with one another on all material aspects of the defense of Third Party Actions. The defending Party will keep the other Party reasonably informed of the status and progress of such efforts and will reasonably consider the other Party’s comments on any such efforts. The Parties will reasonably cooperate with each other in all such actions or proceedings at the defending Party’s cost and expense, and the non-defending Party agrees that it will furnish to the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), upon reasonable request of the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), all evidence and information in its Control relating to, or reasonably necessary for, the defense of such actions or proceedings. The non-defending Party also agrees, upon reasonable request of the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)) and to the extent necessary to defense a Third Party Action, to join as a party to any proceedings initiated in relation to such Third Party Action in relation to the Exploitation of Licensed Products in the Territory at the defending Party’s cost and expense. In any event, the non-defending Party will have the right, at its own expense, to be represented in any such action by counsel of its own choice, and the defending Party and its counsel will reasonably cooperate with non-defending Party and its counsel in strategizing, preparing and prosecuting any such action or proceeding. 9.5 Invalidity or Unenforceability Defenses or Actions. Each Party will promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents or Joint Collaboration Patents in the Territory by a Third Party of which such Party becomes aware, including, for example, pre-grant and post-grant oppositions, limitation, review, re-examination, nullity or revocation actions, post-grant reviews and other patent office proceedings involving the referenced Patents. Where such allegation or threat is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 9.2 will apply; provided however that if a Party wishes to bring an Infringement claim to enforce any Licensed Patent or Joint Collaboration Patent in the Territory, then the provisions of Section 9.3 will apply. Where such allegation or threat is made in a counterclaim to an enforcement action brought under Section 9.3, then the provisions of Section 9.3 will apply. The Parties will reasonably cooperate with each other in all such actions or proceedings, and the defending Party will keep the other Party reasonably informed of the status and progress of such efforts and will reasonably consider the other Party’s comments on any such efforts. The non-defending Party agrees that it will furnish to the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), upon reasonable request of the defending Party (or any of its Affiliates or their Sublicensees (or (sub)licensees in the case of Haisco)), all evidence and information in its possession relating to, or reasonably necessary for, the defense of such actions or proceedings.

60 9.6 Settlement. Each Party will not enter into any settlement or consent judgment or other voluntary final disposition in any infringement or misappropriation action under Section 9.3, 9.4 or 9.5 in a manner that would materially adversely affect or be reasonably expected to materially adversely affect the rights or interests of the other Party, without the prior written consent of such other Party (not to be unreasonably withheld). 9.7 Third Party Rights. On a Program-by-Program basis, if, in the opinion of Licensee, the Exploitation of a Licensed Product hereunder infringes or is reasonably expected to infringe or misappropriate any Patent, Know-How or other intellectual property right of a Third Party in any country or jurisdiction in the Territory, or such intellectual property right is necessary for the Exploitation of a Licensed Product, including being required for Regulatory Approval of a Licensed Product, then Licensee (or any of its Affiliates or their Sublicensees) will have the first right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such rights (a “Third Party License”) if such rights cover only countries or jurisdictions in the Territory as necessary or desirable to Exploit such Licensed Product in such country or jurisdiction. The immediately preceding sentence will apply, mutatis mutandis, to Haisco with respect to the Haisco Territory (with all references to Licensee and Territory replaced by Haisco and Haisco Territory, respectively). Notwithstanding the foregoing, each Party will have the right to obtain a Third Party License covering countries both inside and outside its own territory so long as (a) such Third Party License does not impose any liability, restriction or obligation on the other Party without the other Party’s consent (except for the royalty reduction set forth in and pursuant to Section 7.6.1) and (b) if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the other Party’s territory, such Party has the right under such Third Party License to sublicense (in multiple tiers) such intellectual property rights to such other Party for such Exploitation in such other Party’s territory; provided that (i) in the case of Licensee, if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the Haisco Territory, or Licensee intends to obtain a Third Party License covering any country or jurisdiction in the Haisco Territory, or (ii) in the case of Haisco, if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the Territory, or Haisco intends to obtain a Third Party License covering any country or jurisdiction in the Territory, then, in each case ((i) and (ii) above), prior to initiating discussions with any such Third Party with respect to obtaining such Third Party License, Licensee (in the case of clause (i) above) or Haisco (in the case of clause (ii) above) will promptly notify the other Party, and the Parties will promptly discuss in good faith and coordinate on obtaining such Third Party License from such Third Party In addition, if any Patent, Know-How or other intellectual property right of a Third Party in any country or jurisdiction in the Territory is reasonably useful for the Exploitation of any Licensed Product in the Territory and the Parties mutually agree a license or other rights from such Third Party therefor should be subject to the royalty reduction set forth in Section 7.6.1, Licensee will have the sole and exclusive right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such rights (such mutually-agreed license, a “Third Party Optional License”) solely with respect to the Territory as necessary or desirable to Exploit such Licensed Product. With respect to any Third Party Optional License covering countries both inside and outside the Territory, the Parties will promptly discuss in good faith and coordinate on obtaining such Third Party Optional License from such Third Party, including, if the underlying intellectual property rights of any Third Party Optional License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the other Party’s territory, if so requested by such other Party, such Party will obtain the right under such Third Party Optional License to sublicense such intellectual property rights to such other Party for such Exploitation in such other Party’s territory. In the event that Licensee (or any of its Affiliates or their Sublicensees) negotiates and obtains any Third Party License or Third Party Optional License from a Third Party, Licensee will be entitled to deduct royalties payable to such Third Party from the royalties payable to Haisco hereunder pursuant to and to the extent permitted by Section 7.6.1.

61 9.8 Trademarks. On a Program-by-Program basis, Licensee (or any of its Affiliates or their Sublicensees) will have the sole and exclusive right but not obligation to select the Trademarks used in connection with the sale or marketing of the Licensed Products in the Territory (any such Trademarks, the “Product Trademarks”), and to register, maintain and defend all Product Trademarks, at Licensee’s (or any of its Affiliates’ or their Sublicensees) own cost and expense. Licensee will own such Product Trademarks. Haisco will not, and will not permit any of its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of any) Product Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark. Haisco will not, and will not permit any of its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. This Section 9.8 will apply, mutatis mutandis, to Haisco and the Trademarks used in connection with the sale or marketing of the Licensed Products in the Haisco Territory (with all references to Licensee, Haisco and Territory replaced by Haisco, Licensee and Haisco Territory, respectively). 9.9 Common Interest. All non-public or proprietary information exchanged between the Parties regarding any prosecution, maintenance, enforcement and defense actions under this ARTICLE IX will be deemed to be Confidential Information of each Party or its Affiliates that Controls the applicable intellectual property rights. In addition, each Party acknowledges and agrees that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to, for their mutual benefit, obtain patent protection and plan defense against potential patentability/invalidity challenges, infringement or misappropriation activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning intellectual property rights under this ARTICLE IX, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any non-public or proprietary information required to be disclosed by such Party to the other Party under this ARTICLE IX is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information unless and until the Parties have agreed upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity. The Parties will in good faith cooperate to agree upon any such procedures. ARTICLE X REPRESENTATIONS AND WARRANTIES; COVENANTS 10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants, as of the Execution Date and as of the Effective Date, and covenants with respect to the last sentence in Section 10.1.3, Section 10.1.4, the last two sentences in Section 10.1.5, and Section 10.1.6, to the other Party as follows: 10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder. 10.1.2 Authority and Binding Agreement. As of the Execution Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize

62 the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) its execution of and performance under this Agreement will not violate or breach any obligation or restriction (including any confidentiality or non-competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order or otherwise. 10.1.3 No Conflict. It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has the full right to grant the licenses or sublicenses (as applicable) granted herein. Beginning on the Execution Date and continuing during the Term, it will not enter into any agreement, contract, commitment or other arrangement that conflicts with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder. 10.1.4 Compliance with Law. Each Party will comply with all Applicable Law in connection with the execution of, and its performance under, this Agreement. Without limiting the generality of the foregoing, with Licensee’s prior written consent (such consent not to be unreasonably withheld or delayed), Haisco will register a “short-form” version (subject to Licensee’s prior written approval) of this Agreement with applicable Governmental Authorities in Mainland China as may be required by Applicable Law, provided that the “short-form” version will include only information required by Applicable Law to be disclosed to the applicable Governmental Authority for purposes of the required registration. The Parties agree that, notwithstanding the signing of such short-form agreement, this Agreement shall remain in full force and effect and that in the event there is any inconsistencies between this Agreement and the short-form agreement, this Agreement shall control. 10.1.5 No Debarment. (a) Neither it nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or listed on any excluded list, and (b) neither it nor any of its Affiliates has, to its knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States, or listed on any excluded list. Each Party will, and will cause its Affiliates not to, use in any capacity, in connection with the performance of the activities hereunder, any Person that has been debarred pursuant to Section 306 of the FFDCA (or analogous provisions of Applicable Law outside the United States) or that is the subject of a conviction described in such section. Each Party will inform the other Party in writing promptly if it (or it becomes aware that any such Person that is performing any activities hereunder) is debarred or is the subject of a conviction described in Section 306 of the FFDCA (or analogous provisions of Applicable Law outside the United States) or if (to such Party’s knowledge with respect to such Person performing any material activities hereunder) any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the first Party’s knowledge, is threatened, related to the debarment or conviction of it or any such Person performing any activities hereunder. 10.1.6 Limitations on Funding. Each Party will not, and will cause its Affiliates not to, use any Third Party (including Governmental Authority) funding with respect to the performance of any activities hereunder that reasonably could diminish the other Party’s rights hereunder without the prior written consent of the other Party in each case.

63 10.2 Additional Representations, Warranties and Covenants of Haisco. Except as set forth in Schedule 10.2, Haisco represents and warrants to Licensee as of the Execution Date and as of the Effective Date, and covenants with respect to the third sentence in Section 10.2.5, as specified below: 10.2.1 Non-Infringement of Licensed Technology by Third Parties. To Haisco’s knowledge, there are no activities by Third Parties that would constitute misappropriation or infringement of any of the Licensed Technology within the Territory. 10.2.2 Ownership. Haisco and its Affiliates Control the Licensed Technology free and clear of all liens and encumbrances, except for Licensed Technology non-exclusively licensed from, or non-exclusively licensed to, contract research organizations, academic or not-for profit collaborators or principal investigators, or other contractors or subcontractors (such Persons, collectively, the “Relevant Third Parties”) under agreements entered into in the ordinary course of business with such Relevant Third Parties, and where such licenses or the grant of such licenses, as applicable, are incidental to the performance of services or research and development activities under such agreements, customary in the industry for arrangements with such Relevant Third Parties, and do not and would not reasonably be expected to materially encumber or limit Licensee’s practice of the Licensed Technology to Exploit the Licensed Compounds or Licensed Products under this Agreement. Haisco has the right to grant all rights and licenses it purports to grant to Licensee and its Affiliates under this Agreement and neither such rights and licenses nor any other provision of this Agreement are subject to any in-license or other similar agreements with another Third Party regarding any intellectual property rights licensed hereunder, other than Licensed Technology non-exclusively in-licensed from the Relevant Third Parties. To Haisco’s knowledge, Haisco has not misappropriated any intellectual property of a Third Party in connection with Exploiting any of the Licensed Compounds or Licensed Products or conceiving, inventing or otherwise developing any of the Licensed Technology or Haisco Regulatory Documentation. 10.2.3 Validity and Enforceability. Haisco has complied in all material respects with all Applicable Law with respect to the filing, prosecution and maintenance of the Licensed Patents. Haisco has paid all maintenance and annuity fees with respect to the Licensed Patents due. To Haisco’s knowledge, no dispute regarding inventorship has been alleged or threatened with respect to any Licensed Patents. 10.2.4 No Action or Claim. There are no actual, pending or, to Haisco’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving any of the Licensed Technology, in each case that are in or before any Governmental Authority, which if adversely determined would have a material effect upon the ability of Haisco to use or provide any of the Licensed Compounds or Licensed Products, Haisco Regulatory Documentation or the Licensed Technology in connection with the activities to be conducted hereunder, or to fulfil its obligations pursuant to the terms of this Agreement. 10.2.5 Licensed Patents. Schedule 10.2.5 includes a complete and correct list, in all respects, of all Patents Controlled by Haisco or any of its Affiliates as of the Execution Date that are necessary or reasonably useful for the Exploitation of any Licensed Compound or Licensed Product in the Territory (except any Licensed Patents non-exclusively licensed from the Relevant Third Parties), and all such listed Patents are “Licensed Patents” hereunder. As of the Execution Date, all Licensed Patents that are identified as “Product-Specific Licensed Patents” in Schedule 10.2.5 are Product-Specific Licensed Patents. During the Term, if Haisco reasonably believes that any Patent that comes into the Control of Haisco after the Execution Date falls within the scope of Licensed Patents (except any Licensed Patents non-exclusively licensed from the Relevant Third

64 Parties), Haisco will as soon as reasonably practicable notify Licensee of such change in the Licensed Patents and provide an updated Schedule 10.2.5 reflecting such change. No rights or licenses from Haisco or any of its Affiliates are required under the Licensed Technology or Haisco Regulatory Documentation for Licensee (and its Affiliates and Sublicensees) to Exploit any Licensed Compounds or Licensed Products in the Territory as contemplated herein other than those rights and licenses granted under this Agreement. As of the Execution Date, neither Haisco nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to (a) any of the Licensed Technology or Haisco Regulatory Documentation (including by granting any covenant not to sue with respect thereto) or (b) any Patent or other intellectual property or proprietary right that would be Licensed Technology or Haisco Regulatory Documentation, but for such assignment, transfer, license, conveyance or encumbrance, in each case of clauses (a) and (b), that is inconsistent with the rights and licenses granted to Licensee under this Agreement. To Haisco’s knowledge, as of the Execution Date, neither the use of any Licensed Know-How supplied by Haisco hereunder for Development (in or outside the Territory), Manufacture (in or outside the Territory pursuant to the Manufacturing processes provided by Haisco to Licensee hereunder) nor Commercialization (in the Territory) of Licensed Compound or Licensed Product pursuant to this Agreement would infringe any intellectual property rights of any Third Party. 10.2.6 Third Party Agreements. There are no exclusivity provisions or any other restrictions in any agreement between Haisco or any of its Affiliates, on the one hand, and any Third Party that would adversely limit Licensee’s (or any of its Affiliates’ and their Sublicensees’) ability to Exploit the Licensed Compounds or Licensed Products pursuant to this Agreement. Neither Haisco nor any of its Affiliates are delinquent in any payment obligations to any Third Party, or engaged in any dispute with any Third Party, that would limit Licensee’s (or any of its Affiliates’ and their Sublicensees’) ability to Exploit the Licensed Compounds or Licensed Products pursuant to this Agreement. 10.2.7 Compliance with Applicable Law. The Development and practice of the Licensed Technology owned by Haisco that has been conducted by Haisco or any of its Affiliates and its and their subcontractors, has been conducted in compliance with all Applicable Law in all material respects. Neither Haisco nor any of its Affiliates, nor any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority, in each case, related to the Licensed Compounds or Licensed Products. The pending applications included in Licensed Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and Haisco and any of its Affiliates have timely presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office. 10.2.8 Licensed Technology. (a) Haisco is not a party to any agreement that would prevent it from granting the rights granted to Licensee under this Agreement or performing its obligations under this Agreement, (b) Haisco has the full right to grant to Licensee the licenses and other rights set forth in this Agreement, and, to Haisco’s knowledge, such grant will not result in the misappropriation of any Third Party intellectual property or violation of any Third Party’s rights with respect thereto and (c) Haisco has not granted to any Third Party any right or license, including any covenant not to sue, to Exploit any of the Licensed Technology, except for non-exclusive licenses and rights granted to the Relevant Third Parties.

65 10.2.9 Government Funding. The inventions claimed or covered by the Licensed Technology (a) were not conceived, invented or otherwise developed in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, or any other Governmental Authority; other than research activities funded by the government of the People’s Republic of China or its agencies where the terms of the applicable funding do not impose any lien, encumbrance, restriction, grant of rights, or any requirement for action or inaction that would conflict with, limit, or otherwise restrict the rights and licenses granted to Licensee under this Agreement or require the disclosure of any intellectual property, data, or other information to the government of the People’s Republic of China or its agencies, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401. 10.2.10 Technology Transfer Plan. Schedule 4.1 and Schedule 4.2, collectively, include a complete and correct list, in all material respects, of all Know-How (including data, information and Regulatory Documentation) Controlled by Haisco or any of its Affiliates that is necessary or reasonably useful for the Development of any of the Licensed Compounds or Licensed Products in the Territory, except for Licensed Know-How that, if not provided during the Initial Knowledge Transfer, would not reasonably be expected to materially adversely affect Licensee’s Development of the Licensed Compounds or Licensed Products in the Territory. Notwithstanding the foregoing, if any Know-How that is necessary or reasonably useful for the Development of any of the Licensed Compounds or Licensed Products in the Territory, as of the Execution Date, is not Controlled by Haisco, but, as of the Effective Date, has become Controlled by Haisco, Haisco shall not be deemed in breach of this Section 10.2.10 and Haisco will transfer to Licensee such additional Licensed Know-How in accordance with Section 4.3. 10.2.11 Licensed Compounds. Neither Haisco nor any of its Affiliates (a) own or otherwise Control any Small Molecule that binds to or functionally inhibits BRaf kinase or Factor B as a primary mechanism of action, other than the Licensed Compounds, and (b) is a party to an Third Party agreement with respect to the Exploitation of any Small Molecules that binds to or functionally inhibits BRaf kinase or Factor B as a primary mechanism of action. 10.3 Bringdown of Representations and Warranties; Updated Disclosure Schedule. Within two (2) Business Days of the Effective Date, Haisco shall provide to Licensee an updated Schedule 10.2 (the “Updated Disclosure Schedule”) setting forth any updates to the disclosures required to be made under Section 10.2, but solely with respect to matters arising after the Execution Date and prior to the Effective Date (the “Interim Period”). Any such updates in the Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made by Haisco in Section 10.2 as of the Effective Date, but shall not cure any breach of such representations and warranties as of the Execution Date, nor shall any such updates cure any breach of any covenant or obligation of Haisco under this Agreement. If any disclosure in the Updated Disclosure Schedule has a material and adverse impact on the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Territory, Licensee shall have the right to terminate this Agreement upon written notice to Haisco within fifteen (15) Business Days after receipt of the Updated Disclosure Schedule, and this Agreement shall terminate and be of no further force or effect as of the date of such notice, except as otherwise expressly provided herein. 10.4 Data Exchange and Use. 10.4.1 Haisco hereby represents and warrants to Licensee that (a) as of the Execution Date, with respect to Licensed Know-How existing as of the Execution Date, and (b)

66 throughout the Term with respect to a Program, with respect to all Licensed Know-How pertaining to such Program, in each case (a) and (b) above, that is clinical data or Personal Data (if any) and required to be transferred to Licensee under this Agreement and permitted to be transferred by Applicable Laws, Haisco agrees, after the Effective Date, to use Commercially Reasonable Efforts to obtain and make in accordance with this Agreement all consents, approvals, and filings, in compliance with Applicable Law to transfer such Licensed Know-How to Licensee with Licensee’s reasonable cooperation, and grant the licenses and rights to such Licensed Know-How granted to Licensee under this Agreement. 10.4.2 During the Term, if any consent, approval or filing is required by Applicable Law in order for a Party to transfer to the other Party any Know-How (including clinical data and Personal Data (if any)) or other materials that such Party is required to transfer to the other Party under this Agreement (including ARTICLE IV and Section 5.4), grant the licenses and rights to such Know-How granted under this Agreement, and for the other Party to use such Know-How for the purposes contemplated under this Agreement, such Party (a) will use Commercially Reasonable Efforts to obtain or make such consent, approval or filing, at its sole cost and expense, as soon as reasonably practicable in order not to unduly delay the transfer of such Know-How or other materials, and (b) will keep the other Party reasonably updated with respect to its efforts to obtain or make such consent, approval or filing, including providing relevant reports to the JSC of such efforts, copies of all relevant correspondence with Governmental Authorities related to such efforts, and copies of all consents, approvals and filings once obtained by such Party. Each Party will provide all reasonably necessary assistance to the other Party to enable such transfer. 10.4.3 Notwithstanding anything to the contrary in this Agreement, to the extent prohibited by Applicable Law, neither Party will transfer, or will be required to transfer, to the other Party any Know-How (including clinical data or Personal Data) or other materials before obtaining or making such consent, approval of filing or obtaining a certificate or other clearance. Promptly after the Execution Date, the Parties will discuss and use Commercially Reasonable Efforts to comply with the requirements of Applicable Law for the transfer or other exchange of Personal Data as required under this Agreement, and Haisco and Licensee will take all further actions necessary to comply with Applicable Law with respect to such transfer or other exchange; provided that neither Party will be obligated to transfer or otherwise exchange any Personal Data to or with the other Party, unless reasonably required for such other Party to Exploit the Licensed Products in the Haisco Territory (in the case of Haisco) or the Territory (in the case of Licensee) and such transfer or sharing is permitted by, and in accordance with, the Applicable Laws, including applicable Data Privacy Laws. 10.4.4 To the extent that Haisco or any of its Affiliates will access any Know-How (including clinical data and Personal Data) that is subject to the Final Rule Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern) (“U.S. Bulk Data Final Rule”), 90 Fed. Reg. 1636, 28 C.F.R. Part 202, Haisco covenants to Licensee that such access (a) involves “regulatory approval data” as defined under the U.S. Bulk Data Final Rule (to the extent that Licensee transfers, makes accessible or otherwise makes available such data consistent with the U.S. Bulk Data Final Rule regarding “regulatory approval data”) and is necessary for Haisco or its Affiliates to obtain or maintain regulatory authorization or approval or to research or market a drug, biological product, device or a combination product; (b) is ordinarily incident to and part of clinical investigations regulated by the FDA under section 505(i) or 520(g) of the Federal Food, Drug, and Cosmetic Act or clinical investigations that support applications to the FDA for research or marketing permits for drugs, biological products, devices, combination products, or infant formula; or (c) is ordinarily incident to and part of the collection or processing of clinical care

67 data indicating real-world performance or safety of products or the collection or processing of post-marketing surveillance data, and necessary to support or maintain authorization by the FDA. 10.4.5 Additional Covenants. 10.4.6 Haisco will not, and will cause its Affiliates not to, grant any lien on any of the Licensed Compounds, Licensed Products, Licensed Technology or Haisco Regulatory Documentation to any Third Party or knowingly permit any lien to be imposed on any of the Licensed Technology in a manner that would adversely affect Licensee’s rights under this Agreement. Haisco will not, and will cause its Affiliates and subcontractors not to, misappropriate any intellectual property of a Third Party in connection with the performance of Haisco’s obligations under this Agreement. Licensee will not, and will cause its Affiliates, Sublicensees and subcontractors not to, misappropriate any intellectual property of a Third Party in connection with the performance of Licensee’s obligations under this Agreement. 10.4.7 To the extent consistent with Haisco’s rights under the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction, Haisco will not, and will cause its Affiliates not to, take any action or fail to take any required action with respect to the Licensed Compounds, Licensed Products, Licensed Technology or Haisco Regulatory Documentation that, as a result of such action or inaction, would limit, diminish or otherwise jeopardize Licensee’s ability to exercise the rights and licenses granted to Licensee under this Agreement following a Haisco Insolvency Event or following a material breach of this Agreement by Haisco. To the extent consistent with Licensee’s rights under the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction, Licensee will not, and will cause its Affiliates not to, take any action or fail to take any required action with respect to the Licensed Compounds, Licensed Products or Licensee Collaboration IP that that would limit, diminish or otherwise jeopardize Haisco’s ability to exercise the rights and licenses granted to Haisco under this Agreement following a Licensee Insolvency Event or following a material breach of this Agreement by Licensee. 10.4.8 Haisco will not, and will cause its Affiliates not to, enter into any agreement with respect to, or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Licensed Compounds, Licensed Products, Licensed Technology, Joint Collaboration IP, or any Haisco Regulatory Documentation (including by granting any covenant not to sue with respect thereto) in a manner that would interfere with Haisco’s performance of its obligations under this Agreement or limit or diminish the rights or licenses granted to Licensee under this Agreement. Licensee will not, and will cause its Affiliates not to, enter into any agreement with respect to, or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Licensee Collaboration IP, including Regulatory Documentation contained therein, or Joint Collaboration IP (including by granting any covenant not to sue with respect thereto) in a manner that would interfere with Licensee’s performance of its obligations under this Agreement or limit or diminish the rights or licenses granted to Haisco under this Agreement. 10.5 Data Privacy and Security. 10.5.1 General. With respect to any Personal Data contained in Know-How that a Party is required under this Agreement to transfer to or share with the other Party and that is in such Party’s possession, custody or control as part of such Party’s performance hereunder, including during Exploitation, Development and Manufacturing activities and the preparation and transmission of Personal Data from one Party to the other Party, each Party will:

68 (a) comply with its respective obligations under applicable Data Protection Laws; (b) at all times during the Term, not act in a manner that would render it subject to any prohibition or restriction that would (i) prevent or materially restrict it from disclosing or transferring Personal Data to the other Party, as may be required under this Agreement; or (ii) prevent or materially restrict it from Processing the Personal Data as envisaged under this Agreement. If either Party becomes aware of any circumstances which it believes, acting reasonably, may give rise to such a prohibition or restriction, it will promptly notify the other Party of the same and the Parties will take commercially reasonable steps, including reasonable mutual cooperation, to ensure that it does not impact its performance of its obligations under Section 10.4.5 or 10.5; (c) as required by their respective obligations under applicable Data Protection Laws and under this Agreement, at all times during the Term, to the extent it is the Party collecting the relevant Personal Data, provide all notices and obtain all consents (or rely on another valid lawful basis allowed under applicable Data Protection Laws) that are sufficient in scope to permit the lawful disclosure and transfer of such personal Data to the other Party and to Process such Personal Data as required in order to (i) comply with its obligations under this Agreement and Applicable Laws; and (ii) obtain the benefit of its rights and fulfil its obligations under this Agreement (including the transfer of all applicable Personal Data). The Party that collected relevant Personal Data will promptly notify the other Party to the extent such relevant Personal Data has been transferred to the other Party and if any such consent or lawful basis is withdrawn or materially limited and will, at its own cost, take commercially reasonable measures in compliance with applicable Data Protection Laws designed to secure an alternative lawful basis or otherwise mitigate any resulting impact on the other Party’s Processing of the Personal Data; (d) implement and maintain commercially reasonable administrative, technical, and physical safeguards designed to (i) maintain the security and privacy of the Personal Data; and (ii) protect against reasonably anticipated threats or hazards to the security, privacy, availability or integrity of the Personal Data; (e) notify the other Party promptly in writing and without undue delay following receipt of any written correspondence from: (i) a Governmental Authority in relation to the Processing of Personal Data related to this Agreement, or (ii) a data subject exercising their rights under applicable Data Protection Laws such as to access, rectify or delete their Personal Data in relation to the Personal Data Processed under this Agreement; (f) reasonably cooperate with the other Party to enable the other Party to fulfil its obligations, as applicable, under applicable Data Protection Laws; and (g) upon reasonable prior written notice, no more than once annually (except in the event of a regulator inquiry or a Data Breach), each Party may request and the other Party agrees to provide, within a reasonable timeframe, documentation and written attestations reasonably sufficient to verify compliance with the privacy and data security obligations under this Agreement, including the completion of a reasonable privacy and data security questionnaire mutually agreed by both Parties. Each party will bear its own costs in relation to such requests. 10.5.2 Joint Controllership. If, and to the extent that, the Parties jointly determine the purposes and means of Processing Personal Data under this Agreement, and applicable Data Protection Laws recognize the concept of Joint Controllers, the Parties acknowledge and agree that they are Joint Controllers with respect to such Processing. Where, and only to the extent, required by applicable Data Protection Laws, the Parties will negotiate in good faith to enter into an

69 arrangement or addendum to this Agreement that details their respective obligations under Data Protection Laws as Joint Controllers with respect to such Personal Data. 10.5.3 Data Breach. With respect to Personal Data Processed under the Agreement in its possession, custody or control, each Party will notify the other Party promptly and without undue delay upon learning of any (a) unauthorized access to, or acquisition, disclosure or other Processing of such Personal Data; or (b) other event or circumstance that constitutes a “personal data breach” or similar term as defined under applicable Data Protection Laws (collectively, a “Data Breach”). The Party that experienced the Data Breach will promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and will provide commercially reasonable levels of access and information to the other Party as reasonably requested, in writing, by the other Party. The Parties will reasonably cooperate in identifying any reasonable steps that should be implemented to limit or stop a Data Breach including, in so far as required by Applicable Law, fulfilment of related reporting obligations to Governmental Authorities. 10.5.4 Compliance with Applicable Data Protection Laws. In the event either Party reasonably determines that applicable Data Protection Laws require the Parties to execute any additional documents or agreements, the Parties will negotiate in good faith to execute and implement such documents or agreements, including a cross-border data transfer agreement, a transfer impact assessment, a data protection addendum or data protection impact assessment. 10.6 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. ARTICLE XI INDEMNITY; LIMITATION OF LIABILITY 11.1 Indemnity. 11.1.1 Haisco Indemnification Obligations. Haisco will defend, indemnify and hold harmless Licensee, any of its Affiliates and its and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), incurred by or imposed on any of the Licensee Indemnitees as a result of any Third Party claims, suits, actions, terminations or demands (collectively, “Claims”) to the extent such Claims are incurred, relate to, are in connection with or arise out of: (a) the breach or non-fulfillment of any representations, warranties or covenants in this Agreement by Haisco; (b) the negligence, recklessness or willful misconduct of Haisco, any of its Affiliates, sublicensees, licensees or Subcontractors or any other Haisco Indemnitees in connection with the performance of Haisco’s obligations or exercise of its rights hereunder;

70 (c) the Exploitation of any Licensed Compounds or Licensed Product or the Haisco FDC Product by Haisco, its Affiliates, (sub)licensees, or Subcontractors, including prior to the Effective Date, during the Term in the Haisco Territory, or after the effective date of termination for a Terminated Product, Terminated Territory or termination of the entirety of this Agreement; (d) any United States withholding or similar taxes imposed by a Governmental Authority with respect to any amounts payable to Haisco pursuant to this Agreement (excluding (1) any Indirect Taxes, and (2) any such taxes arising as a result of a Withholding Tax Action which, for the avoidance of doubt, shall be borne by the Licensee as set forth in Section 7.10.1), but only to the extent that such taxes arise solely and directly from Haisco’s failure to timely provide complete and accurate tax forms or other information to such Governmental Authority as required under Applicable Laws. For avoidance of doubt, Haisco shall have no indemnification obligation under this subsection (d) for (i) any Claims arising from or related to Licensee’s failure to deduct or withhold taxes when required, or to timely pay any withheld amounts to a Governmental Authority, (ii) any tax liabilities that could have been avoided or reduced by Licensee’s reasonable efforts to claim a refund or exception under an applicable tax treaty, or (iii) or any other Claims or tax liabilities caused by Licensee’s negligence or willful misconduct. Notwithstanding the foregoing, the indemnification obligations under this Section 11.1.1 will not apply to the extent such Liabilities resulted from any action for which Licensee must indemnify Haisco under Section 11.1.2. 11.1.2 Licensee Indemnification Obligations. Licensee will defend, indemnify and hold harmless Haisco, its Affiliates and its and their respective directors, officers, employees and agents (the “Haisco Indemnitees”) from and against all Liabilities incurred by or imposed on any of the Haisco Indemnitees as a result of any Claims to the extent such Claims are incurred, relate to or arise out of: (a) the breach or non-fulfillment of any representations, warranties or covenants in this Agreement by Licensee; (b) the negligence, recklessness or willful misconduct of Licensee, its Affiliates, Sublicensees or Subcontractors or any other Licensee Indemnitees in connection with the performance of Licensee’s obligations or exercise of its rights hereunder; (c) any United States withholding or similar taxes imposed by a Governmental Authority with respect to any amounts payable to Haisco pursuant to this Agreement, except to the extent caused by Haisco’s negligence or willful misconduct; or (d) the Exploitation of any Licensed Compounds or Licensed Products by Licensee, its Affiliates, Sublicensees or Subcontractors. Notwithstanding the foregoing, the indemnification obligations under provisos (a) through (c) in this Section 11.1.2 will not apply to the extent such Liabilities resulted from any action for which Haisco must indemnify Licensee under Section 11.1.1. 11.2 Procedure. 11.2.1 A Party (the “Indemnitee”) that intends to claim indemnification under this Section 11.2 will promptly provide notice to the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice will include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor will

72 ARTICLE XII TERM AND TERMINATION 12.1 Term. The term of this Agreement will commence upon the Effective Date and, unless earlier terminated pursuant to this ARTICLE XII, will continue in full force and effect until, on a Licensed Product-by-Licensed Product basis, the expiration of Licensee’s payment obligations under ARTICLE VII with respect to such Licensed Product (the “Term”). 12.2 Termination. 12.2.1 Termination for Absence of Financing Closing. If the Financing Closing has not occurred on or before thirty (30) Business Days following the Execution Date, either Party may terminate this Agreement upon written notice to the other Party, effective upon such notice, and this Agreement shall thereafter have no further force or effect, except as otherwise expressly provided herein. If the Subsequent Financing Closing has not occurred within six (6) months following the Effective Date, Haisco may terminate this Agreement upon written notice to Licensee, effective upon such notice, and this Agreement shall thereafter have no further force or effect, except as otherwise expressly provided herein. 12.2.2 Termination by Licensee for Convenience. Licensee may terminate this Agreement in its entirety, or on a country-by-country or Licensed Product-by-Licensed Product basis, by providing ninety (90) days’ prior written notice of termination to Haisco; provided that if Licensee wishes to exercise its termination rights under this Section 12.2.1 after the First Commercial Sale of a Licensed Product, it will provide Haisco with one hundred twenty (120) days’ prior written notice. During such ninety (90) or one hundred twenty (120)-day notice period, as applicable, each Party will continue to perform all of its obligations under this Agreement then in effect unless otherwise agreed by the Parties. 12.2.3 Termination by Either Party for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party will have thirty (30) days from such notice to dispute or cure any payment breach, or sixty (60) days from such notice (the “Cure Period”) to dispute or cure any other breach. Notwithstanding the foregoing, if (a) the relevant breach (i) does not involve Licensee’s failure to make a payment when due and (ii) is curable, but not reasonably curable within the Cure Period, and (b) Licensee is making a reasonable effort to cure such breach, Haisco’s right to terminate this Agreement on account of such breach will be suspended for no more than an additional thirty (30) days’ period (such 30-day period, the “Additional Cure Period”) so long as Licensee is continuing to make such reasonable effort to cure such breach during such thirty (30) days’ period; provided that, if such breach is related to Licensee’s alleged failure to use Commercially Reasonable Efforts in accordance with Section 5.3 (which the Parties agree is a curable breach), Licensee will, no later than forty five (45) days prior to the end of the Cure Period, submit to Haisco a cure plan with specific actions that Licensee needs to perform within the Additional Cure Period in order to cure the breach (the “Cure Plan”), following which the Parties will evaluate whether such Cure Plan is acceptable to both Parties; provided the Parties must accept the Cure Plan within the Cure Period, and Licensee will conduct the specific actions set forth in the mutually-agreed upon Cure Plan. If such breach is successfully cured prior to the end of such Additional Cure Period, Haisco will no longer have the right to terminate this Agreement on account of such breach. If the Party receiving notice of material breach under this Agreement fails to cure, or fails to dispute, such breach (and, in the case of Licensee as the breaching Party, fails to submit the Cure Plan, or the Parties fail to agree upon the Cure Plan, if applicable) within the applicable time period set forth above, then the Party originally delivering the notice of material

73 breach may terminate this Agreement effective on written notice of termination to the other Party. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the applicable periods set forth above, the matter will be addressed under the dispute resolution provisions in Section 13.3 (provided that any undisputed amounts will be paid by Licensee). During the pendency of any such dispute, (1) all of the terms and conditions of this Agreement will remain in effect, (2) the time periods for cure under this Section 12.2.3 will be tolled, and (3) the Parties will continue to perform all of their respective obligations hereunder. In the event of any such material breach and the subsequent failure to cure is solely with respect to (x) one or more countries in the Territory, but not all of the Territory or (y) certain (but not all) Licensed Products, then the non-breaching Party will not have the right to terminate this Agreement in its entirety, but will have the right to terminate this Agreement solely with respect to (I) the country in which such material breach and failure to cure occurred, or (II) Licensed Product(s) with respect to which such material breach and failure to cure occurred, and this Agreement will remain in full force and effect with respect to all other countries in the Territory, and the other Licensed Products. 12.2.4 Termination by Either Party for Insolvency. In the event that either Party (a) makes an assignment for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (c) proposes a written agreement of composition or extension of its debts generally, (d) files for dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course (each, an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party. 12.2.5 Termination by Haisco for Patent Challenge. Haisco may terminate this Agreement in its entirety immediately upon written notice to Licensee if Licensee, any of its Affiliates, or any of its Sublicensees, directly or indirectly (including through assistance granted to a Third Party or otherwise), including through the filing of applicable documents, motions or pleadings with a governmental authority of competent jurisdiction, (i) commences any interference or opposition proceeding or other challenge to the validity or enforceability of any Licensed Technology or (ii) otherwise opposes any extension of, or the grant of any supplementary protection certificate with respect to any Licensed Technology (collectively, a “Patent Challenge”); provided, however, that that this Section 12.2.5 will not apply to any Patent Challenge that (a) is first made by the Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Haisco under the applicable Patent rights or any Patent Challenge, or (b) is brought by any non-Affiliate Sublicensee if the Licensee (1) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), and (2) terminates such Sublicensee’s Sublicense to the Patent rights being challenged by such Sublicensee, within thirty (30) days after Haisco’s written notice to the Licensee of such Patent Challenge. 12.2.6 Termination by Haisco for Shelving. Haisco may terminate this Agreement on a Program-by-Program basis upon sixty (60) days’ written notice to Licensee if, after the Effective Date and prior to the First Commercial Sale of a Licensed Product for a Program, Licensee, its Affiliates and its and their Sublicensees have ceased any material Development of all Licensed Compounds for such Program for a period of twelve (12) consecutive months and such failure to conduct any material Development is not due to (i) the mutual agreement by the Parties,

75 expiration of this Agreement and the fulfillment of all payment obligations under this Agreement with respect to all Licensed Products for such Program in all countries in the Territory pursuant to ARTICLE VII, the rights and licenses granted to Licensee and its Affiliates under Sections 2.1, 5.4 and 5.6 with respect to all Licensed Products for such Program in all countries in the Territory will become fully paid-up, royalty-free, perpetual and irrevocable. 12.3.3 Effect of Termination. Upon the termination of this Agreement in its entirety or with respect to a Program, Terminated Product or Terminated Territory, (i) all rights and licenses granted by Haisco to Licensee under Sections 2.1, 5.4 and 5.6 will terminate in their entirety or with respect to such Program, Terminated Product or Terminated Territory, as applicable, and (ii) Licensee, its Affiliates and its and their Sublicensees will cease all use of the Licensed Technology with respect to such Program, Terminated Product or Terminated Territory, as applicable, and all exploitation of such Program, Terminated Product, all Licensed Products in such Terminated Territory, or such Terminated Product in such Terminated Territory, as applicable, in each case ((i) - (ii)), except to the extent required to exercise its rights and fulfill its obligations under this Section 12.3.3, and the following provisions will apply: (a) Payments. All payments payable under this Agreement with respect to a terminated Program, Terminated Product or Terminated Territory are due upon the applicable effective date of termination and Licensee shall pay such payments to Haisco within thirty (30) days after such effective date of termination; provided that if Licensee fails to make full payment within thirty (30) days after such date of termination, Haisco is entitled to charge Licensee interest on the amount unpaid, calculated from such date of termination until full payment is made and clear funds are received by Haisco in accordance with Section 7.8.1. (b) Inventory Sell-Off Period. In the case of a termination of this Agreement with respect to a Program, Terminated Product or Terminated Territory, Licensee (with respect to the terminated Program, Terminated Products in the Territory or with respect to all Licensed Products in the Terminated Territory, as applicable), will be entitled, for a period of one hundred and eighty (180) days after termination, to (i) complete Manufacture of work-in-progress, and (ii) continue conducting Commercialization activities being conducted by Licensee hereunder as of such termination (with respect to the terminated Program, Terminated Products in the Territory or with respect to all Licensed Products in the Terminated Territory, as applicable), to the extent related to such terminated Program, Terminated Product in Licensee’s inventory or all Licensed Products in Licensee’s inventory for such Terminated Territory as of such termination (or added to such inventory as a result of the completion described in clause (i) above), provided that Licensee fulfills its payment obligations under this Agreement in connection with such inventory sell-off. For clarity, from and after the expiration of such one hundred and eighty (180)-day period, all rights and licenses granted to Licensee hereunder (if applicable, with respect to the terminated Program, Terminated Products or Terminated Territory, as applicable) will terminate (except as necessary to permit Licensee to perform its obligations under this ARTICLE XII). (c) Regulatory Documentation; Data. Upon termination of this Agreement with respect to a Program, Terminated Product or Terminated Territory, Licensee will promptly transfer and assign to Haisco all Regulatory Approvals Controlled by Licensee or its Affiliates relating to such terminated Program, Terminated Product and, to the extent not previously provided to Haisco, transfer all other Regulatory Documentation, including data from preclinical, non-clinical studies and Clinical Trials conducted by or on behalf of Licensee on such terminated Program, Terminated Products or with respect to the Terminated Territory, as applicable, and all pharmacovigilance data (including all adverse event databases) on such terminated Program, Terminated Products or with respect to the Terminated Territory, as applicable, in each case Controlled by Licensee or its Affiliates; provided that such Regulatory Documentation may be redacted at Licensee’s discretion if required to protect competitively sensitive

76 information of Licensee that is not necessary to Exploit the Terminated Products. Licensee’s activities under this Section 12.3.3 will be conducted at no cost to Haisco in the case of a termination by Haisco pursuant to Sections 12.2.3, 12.2.4, 12.2.5 or 12.2.6, by Licensee pursuant to Sections 12.2.2, or by mutual agreement of the Parties, or otherwise Haisco will reimburse Licensee for all reasonable documented out-of-pocket costs incurred by Licensee or its Affiliates in conducting such activities. (d) Trademarks. Upon written request by Haisco, Licensee will promptly transfer and assign, and will ensure that its Affiliates transfer and assign, to Haisco, at no cost to Haisco, all Product Trademarks Controlled by Licensee or its Affiliates exclusively relating to any Terminated Product Commercialized prior to the effective date of such termination, provided that such Product Trademarks do not contain the business entity names of Licensee or its Affiliates or variations thereof, except as may otherwise be required by Applicable Law during a transition period to avoid any interruptions in supply of such Terminated Product to patients. In such case if requested by Licensee, Haisco will sign a non-royalty bearing trademark license agreement with customary and reasonable terms in the form mutually agreed by the Parties, as requested by Licensee. (e) Ongoing Development Activities. Licensee will, as directed by Haisco, either (A) wind-down any ongoing Development activities of Licensee and its Affiliates with respect to the Licensed Products in a manner as directed by Haisco, and use Commercially Reasonable Efforts to cause its Sublicensees to do the same, or (B) promptly transfer, and use Commercially Reasonable Efforts to cause its Sublicensees to promptly transfer, the responsibility and control of such Development activities to Haisco or its designee, in either case in compliance with all Applicable Laws. In the event such Development activities are to be transferred to Haisco or its designee, Licensee will use Commercially Reasonable Efforts to transfer and to assist Haisco or its designee to assume responsibility for and control of such Development activities. (f) License to Haisco. In the case of a termination by Haisco pursuant to Sections 12.2.3, 12.2.4, 12.2.5 or 12.2.6, by Licensee pursuant to Sections 12.2.2, or by mutual agreement of the Parties, all rights and licenses granted by Licensee to Haisco under Sections 2.1, 5.4 and 5.6 will become fully paid-up, royalty-free, sublicensable, worldwide, perpetual and irrevocable, effective upon the effective date of termination of this Agreement with respect to a Terminated Product or Terminated Territory. On written request from Haisco, Licensee will, and hereby does, effective upon the effective date of termination of this Agreement with respect to a Terminated Product or Terminated Territory by Licensee pursuant to Section 12.2.3, 12.2.4, as applicable, grant to Haisco an exclusive, royalty-bearing, license, with the right to grant sublicenses through multiple tiers, under the Licensee Collaboration IP Controlled by Licensee or its Affiliates as of the effective date of such termination that is necessary to Exploit such Terminated Product and the Licensed Compound contained therein in the Terminated Territory under this Agreement as they exist and are being Developed or Commercialized by or on behalf of Licensee or its Affiliates or Sublicensees as of the effective date of such termination (or any modification or improvement to such Terminated Product or such Licensed Compound made and Developed or Commercialized by or on behalf of Haisco or its Affiliates or (sub)licensees after the effective date of such termination; provided the foregoing license will not include any Licensee Collaboration IP that is necessary to Exploit such modification or improvement) (all such Terminated Products and modified or improved Terminated Products, collectively “Territory Reversion Products”) to Exploit such Territory Reversion Products and the Licensed Compounds contained therein in the Field in such Terminated Territory. For clarity, unless otherwise agreed by the Parties, the foregoing license will not include any intellectual property right generated or otherwise acquired by Licensee or any of its Affiliates or Sublicensees after the effective date of the termination. For so long as the Territory Reversion Products are Commercialized in the Terminated Territory, on a Territory Reversion Product-by-Territory Reversion Product and country-by-country basis, Haisco will pay to Licensee a royalty on Net Sales (as defined in Section 1.1.71, but applied to Haisco as Licensee and (sub)licensees as Sublicensees mutatis mutandis) of such Territory Reversion Product in such

77 Terminated Territory for the period commencing upon the First Commercial Sale by Haisco, its Affiliates or (sub)licensees of such Territory Reversion Product in such Terminated Territory following such termination and ending upon the tenth (10th) anniversary of such First Commercial Sale at a royalty rate mutually agreed by the Parties (which the Parties will negotiate in good faith). If the Parties fail to reach agreement with respect to such royalty rate within thirty (30) days after Haisco’s written request to negotiate such royalty rate, then either Party may, by written notice to the other Party, initiate the procedures to determine the royalty rate through baseball arbitration pursuant to Schedule 12.3. Upon Haisco’s fulfillment of all payment obligations under this Section 12.3.3(f) with respect to a Territory Reversion Product and country in the Terminated Territory or a Licensed Product and jurisdiction in the Haisco Territory, the licenses granted to Haisco and its Affiliates under this Section 12.3.3(f) with respect to such Territory Reversion Product and country in the Terminated Territory or such Licensed Product and jurisdiction in the Haisco Territory will become fully paid-up, royalty-free and irrevocable. 12.4 Termination Public Disclosures. In the event of termination of this Agreement for any reason, the Parties will cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and, except to the extent required by Applicable Law, will not disclose such information without the prior approval of each other Party. The principles to be observed in such disclosures will be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news. 12.5 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation, liability or claim arising or accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions will survive the expiration or termination of this Agreement (for only the duration of time specified therein, if applicable): ARTICLE I (to the extent necessary to interpret the surviving provisions hereof) and ARTICLE XI; Sections 2.1 (which will survive expiration but not termination, except as provided in Section 12.3.3), 2.3 (with respect to any license granted under Section 12.3.3(f)), 2.5 (with respect to any license granted under this Agreement that survives expiration or termination), the fifth-to-last sentence and the second-to-last sentence of 5.4 (which will survive expiration but not termination, except as provided in Section 12.3.3), 5.6 (which will survive expiration but not termination, except as provided in Section 12.3.3), 7.2 (with respect to payments that accrued prior to expiration or termination), 7.3 - 7.6 (with respect to payments that accrued prior to expiration or termination or accrued following termination pursuant to Section 12.3.3(a)), 7.7 - 7.10, 7.11 (with respect to sales of Licensed Product during the Term or under Section 12.3.3(a)), 7.12, 7.13, 7.14, 8.1, 8.2, 8.5, 8.6, 9.1, 9.9, 10.4.7 - 10.4.8 (in each case, with respect to any license granted under this Agreement that survives expiration or termination or any license granted under Section 12.3.3(f); provided that the last sentence of each provision will survive the termination, but not expiration, of this Agreement), 10.6, 12.3 - 12.5, 13.1 - 13.8, 13.9 (which, excluding the second-to-last and the third-to-last sentences, will survive termination or expiration of this Agreement; and with respect to the third-to-last sentence, will survive the expiration but not termination of this Agreement; and with respect to the second-to-last sentence, will survive termination or expiration of this Agreement solely with respect to any license granted under this Agreement that survives expiration or termination or any license granted under Section 12.3.3(f)), and 13.10 - 13.19 (other than Sections 13.15.4, 13.16.2 and 13.16.3). ARTICLE XIII MISCELLANEOUS 13.1 Effectiveness of the Agreement. Except for the Parties’ rights and obligations under Article I, Article VIII, Article XIII, Section 5.3.1, Section 10.1 , Section 10.2 (except Section 10.2.10), Section 10.3 and Section 12.2.1, which will be effective as of the Execution Date, this Agreement will not become effective until the Effective Date. As of the Effective Date, all other provisions of this Agreement will become effective automatically without the need for further action by the Parties.

79 13.3.1 The Alliance Manager of the Party claiming that such a Dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the Dispute. 13.3.2 Within fifteen (15) Business Days following receipt of a Notice of Dispute, the Designated Senior Officers of Licensee and Haisco will endeavor to meet at a mutually agreed upon time for the purpose of resolving such Dispute. 13.3.3 If the Dispute is not resolved within fifteen (15) Business Days after receipt of the Notice of Dispute, then either Party will have the right to commence arbitration in accordance with Section 13.5, subject to Section 13.5.2. 13.3.4 In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute. 13.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. 13.5 Arbitration. 13.5.1 Except as provided in Section 13.14 and 13.5.2, any Dispute, including the determination of the scope or applicability of this agreement to arbitrate and the propriety of commencing arbitration, will be finally determined by arbitration in accordance with this Section 13.5. The arbitration will be conducted in English and will be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the ICC in effect at the time of the arbitration (the “ICC Rules”), except as modified herein. The seat of arbitration will be in San Francisco, California, U.S.A. (a) The arbitration will be conducted by three (3) arbitrators (the “Arbitrators”). Each Party will nominate one Arbitrator in accordance with the ICC Rules, and the two Party-nominated Arbitrators will nominate the third Arbitrator, who will act as chair of arbitral tribunal, within twenty (20) days of the second Arbitrator’s appointment. If any of the three Arbitrators are not nominated within the time prescribed above, then the ICC will appoint the Arbitrator(s). The Arbitrators may appoint one or more independent experts with experience in the subject matter of the dispute to advise the Arbitrators, but final decision-making authority will remain with the Arbitrators. If any expert is so appointed, the Parties will have the right to review such expert’s report(s) to the Arbitrators and to examine such expert at an oral hearing. (b) Notwithstanding the ICC Rules, and unless otherwise agreed to by both Parties, the following procedures will apply to any proceeding conducted pursuant to this Section 13.5: (i) the Arbitrators will submit their final award in draft form to the ICC Court within three (3) months from the later of the date of the last hearing or the final post-hearing submission; no award issued by the Arbitrators will be rendered invalid or improper by reason of it be delivered after the expiry of this time limit; and (ii) fact discovery will be limited to five (5) custodial document productions per Party and three (3) fact depositions per Party. (c) The arbitration award will be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Notwithstanding Section 13.5.1 regarding the

80 substantive governing law, the arbitration and this agreement to arbitrate will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Each Party will have the right to be represented by counsel in all aspects of any arbitration. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the Arbitrators; provided that, in the absence of such determination, the Parties will share equally the cost of the hearing location and stenographers, the fees and expenses of any independent expert appointed by the Arbitrators and the fees and expenses of the Arbitrators and administrative fees of ICC, and each Party will bear its own costs, attorneys’ and witnesses’ fees and associated costs and expenses. (d) Settlement negotiations, including any statements made therein, will not be admissible under any circumstances. As to all other matters, the Arbitrators will have sole discretion regarding the admissibility of any evidence. Except as necessary for enforcement or challenge of an award, or as required by law, the existence and contents of the Dispute, any settlement negotiations, the arbitration, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings will be deemed to be Confidential Information of both Parties under ARTICLE VIII. The Arbitrators will have the authority to impose sanctions for unauthorized disclosure of Confidential Information. 13.5.2 Notwithstanding Section 13.5.1, any and all Disputes regarding the validity, scope, construction, patentability, enforceability, or inventorship of any Patent or other intellectual property rights, unless otherwise agreed by the Parties in writing, will be determined solely by a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of the country or other jurisdiction in which such patent application is filed or such Patent is issued or granted, or such other intellectual property right exists, as applicable, and no such Dispute will be subject to arbitration under Section 13.5.1. 13.6 Entire Agreement. This Agreement, together with the Schedules attached hereto and the Ancillary Agreements, together with any schedules or exhibits attached thereto, contains the entire understanding of the Parties with respect to the specific subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the specific subject matter hereof are expressly superseded by this Agreement, including the CDA. The CDA is hereby terminated effective as of the Effective Date. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties. 13.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect. 13.8 Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of

82 have any rights or obligations under this Agreement. All validly assigned rights of a Party will inure to the benefit of and be enforceable by, and all validly delegated obligations of a Party will be binding on and be enforceable against, the permitted successors and assigns of such Party. Notwithstanding anything to the contrary herein, Haisco will not assign this Agreement unless such assignee is assigned all of Haisco’s rights and interest under the Licensed Technology and Joint Collaboration IP that is licensed to Licensee hereunder, and vice versa. For any assignment of this Agreement by Licensee that does not include an assignment to the assignee of all of Licensee’s rights and interest under the Licensee Collaboration IP and Joint Collaboration IP that is licensed to Haisco hereunder, and vice versa, Licensee hereby agrees to grant or obtain, as applicable, sufficient rights and licenses from such assignee to such Licensee Collaboration IP and Joint Collaboration IP necessary to allow Haisco’s rights and licenses under such Licensee Collaboration IP and Joint Collaboration IP to continue in accordance with the terms of this Agreement. Any attempted assignment or delegation in violation of this Section 13.9 will be void and of no effect. 13.10 Relationship of the Parties. It is expressly agreed that Haisco, on the one hand, and Licensee, on the other hand, will be independent contractors and that the relationship between the Parties will not constitute a partnership, joint venture or agency. Neither Haisco, on the one hand, nor Licensee, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. Neither Party will treat or report the relationship between the Parties as a partnership for any tax purpose, unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended. 13.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein. 13.12 Further Assurances. Each Party will duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement. 13.13 No Benefit to Third Parties. Except as expressly provided in ARTICLE XI, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they will not be construed as conferring any rights on any other parties. 13.14 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 2.5, ARTICLE VIII and ARTICLE IX are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. Notwithstanding Section 13.3 and Section 13.5, in the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party will be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and specific

83 performance, which rights will be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.14 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement. 13.15 Rights in Bankruptcy. 13.15.1 All rights and licenses now or hereafter granted by Haisco to Licensee under or pursuant to this Agreement, are, for all purposes of Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction, licenses of rights to “intellectual property” as defined in the Bankruptcy Code or in comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction. If a petition under any bankruptcy or insolvency act is filed with respect to Haisco, Haisco agrees that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code and under the applicable bankruptcy or insolvency laws in any other jurisdiction. Without limiting the generality of the foregoing, Haisco and Licensee intend and agree that any sale of Haisco’s assets under Section 363 of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction will be subject to Licensee’s rights under Section 365(n) or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction to the maximum extent permitted thereby. Haisco will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Haisco and Licensee acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, include, without limitation, laboratory notebooks, prototypes, components, product samples and inventory, research studies and data, and Regulatory Approvals. If (i) a case under the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction is commenced by or against Haisco, (ii) this Agreement is rejected as provided in the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, and (iii) Licensee elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, Haisco (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will: (a) provide to Licensee all such intellectual property (including all embodiments thereof) held by Haisco and such successors and assigns, or otherwise available to them, immediately upon Licensee’s written request. Whenever Haisco or any of its successors or assigns provides to Licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.15.1(a), Licensee will have the right to perform Haisco’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Licensee will release Haisco from liability resulting from rejection of the license or the failure to perform such obligations; and (b) not interfere with Licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity to the extent provided in Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction.

85 13.16.2 Both Parties will have the right to Exploit the Licensed Compounds and Licensed Products through, and subcontract performance of its obligations under this Agreement to, Affiliates and Third Parties (the “Subcontracted Activities”), subject to each Party’s agreement to ensure that all Subcontracted Activities are conducted in compliance with the applicable national and data security law of the United States, the United Kingdom, or countries and jurisdictions in Europe (the “National and Data Security Law”). Each Party will disclose to the other Party the identity of each Affiliate or Third Party contemplated for involvement in the disclosing Party’s Subcontracted Activity, and will further provide the non-disclosing Party with such additional information regarding such disclosed Affiliate or Third Party as the non-disclosing Party may reasonably request for the purpose of verifying compliance herewith. Should any Party determine upon the advice of external counsel that the other Party’s Affiliate’s or Third Party’s involvement in the other Party’s Subcontracted Activities is reasonably likely to result in (a) a violation of the National and Data Security Law, or (b) prohibitions, restrictions, or requirements under the National and Data Security Law that will materially adversely impact the Exploitation of any Licensed Compounds or Licensed Products in the Territory (if the other Party is Haisco) or the Haisco Territory (if the other Party is Licensee) or, if such first Party is Licensee, the business or fundraising prospects of Licensee or any of its Affiliates (such Person, a “Company of Concern”), such first Party will inform the other Party in writing of such determination (“Determination of Concern”). Upon the other Party’s receipt of a Determination of Concern, the Parties will promptly discuss together the basis of such determination (including sharing of documentary evidence in support and substantiation of such determination) and will reasonably consult in good faith with one another and their respective external counsel to assess whether and the specific extent to which the relevant Affiliate or Third Party constitutes a Company of Concern. Upon a mutual agreement that the relevant Affiliate or Third Party does constitute a Company of Concern, the other Party will immediately cease or terminate the applicable Company of Concern’s involvement in the relevant Subcontracted Activities. In the event the Parties do not reach an agreement with respect to whether the relevant Affiliate or Third Party constitutes a Company of Concern the matter should be elevated to the JSC; if the JSC does not agree on a determination, such first Party will have the unilateral right to require the other Party to cease or terminate the applicable Company of Concern’s involvement in the relevant Subcontracted Activities. 13.16.3 In the event a Party or any of its Affiliates is or becomes a Company of Concern pursuant to the Determination of Concern process set forth in Section 13.16.2, (a) the other Party’s obligation to exchange products, materials, data, or technical information under this Agreement, including at the JSC and through Alliance Managers, will immediately be suspended until, in the reasonable judgment of the other Party, such exchange can resume as contemplated under this Agreement in compliance with the National and Data Security Law, except with respect to such products, materials, data, or technical information that, in the reasonable judgment of the other Party, the other Party can exchange in a manner compliant with the National and Data Security Law; and (b) the JSC will immediately be disbanded, and the JSC will have no further obligations under this Agreement; provided, however, that the Parties may re-establish a new JSC after the disbandment of the former JSC if agreed by the Parties. After the disbandment of the JSC, the exchange of information between the Parties will be made through the Alliance Managers solely to the extent such exchange can occur in compliance with the National and Data Security Law in the reasonable judgment of the other Party, and all decisions of the JSC will be made pursuant to Sections 3.2.5, 3.2.6 and 3.2.7, subject to compliance with the National and Data Security Law. In the event a Party or any of its Affiliates is or becomes a Company of Concern pursuant to the Determination of Concern process set forth in Section 13.16.2, the Parties will discuss in good faith an arrangement to minimize the impact on the Exploitation of any Licensed Compounds or Licensed Products in the Territory (if such Party is Haisco) or the Haisco Territory (if such Party is Licensee).

86 13.17 English Language. This Agreement will be written and executed in and all other communications under or in connection with this Agreement will be in, the English language. Any translation into any other language will not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version will control. 13.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement. 13.19 Cooperation. In connection with any formal or informal inquiry, investigation or request for information from a Governmental Authority relating to the transactions contemplated by this Agreement pursuant to or in connection with antitrust or competition law, each Party will use commercially reasonable efforts to (a) respond promptly to any request for information and resolve as promptly as practicable any objections that may be asserted, (b) cooperate with each other, (c) promptly keep the other Party or its counsel informed regarding any such inquiry, investigation or request, and provide copies of any communication received from or given to the Governmental Authority, (d) consult with each other in advance of any meeting or telephone or video conference with the Governmental Authority and, to the extent not prohibited, give the other Party or its counsel the opportunity to attend and participate, and (e) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to such Governmental Authority. Each Party may (X) redact material required to be provided under this Section to remove references concerning valuation, (i) as necessary to comply with contractual arrangements, and (ii) as necessary to preserve attorney-client privilege and (Y) reasonably designate any competitively sensitive material to be provided to the other under this Section as outside counsel only which will be made available only to the outside counsel of the recipient. (The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement as of the Execution Date. Haisco Pharmaceutical Group Co., Ltd. By: �Pt=----�t- (Y./V\ Name: Pangke Yan ___________ _ Title: CEO -- ----- ---- Nuvectis Pharma, Inc. By:--------------- Name: Ron Bentsur __________ _ Title: CEO _____ _____ _ _ [Signature Page to Exclusive License Agreement]

Schedule 1.1.56 Schedule 1.1.56 Licensed Compound

Schedule 4.1 - 1 Schedule 4.1 Initial Knowledge Transfer and IND Enabling Materials Transfer

DATA TRANSFER SCHEDULE HSK39297 Data Transfer Items Item Content 1 Records of all regulatory correspondence with China NMPA 2 All available versions of the Investigators Brochure, in English in Word format. 3 IND/NDA Module 2 documents in English, in Word format. 4 All final, signed, in PDF format, English versions of nonclinical study reports as indicated in Table 2, together with SEND data in English for those nonclinical studies indicated in Table 2 as ‘YES’ in the ‘SEND data required’ column. 5 Certificates of translation for nonclinical final study reports translated into English, as indicated in Table 2 6 All reports (including all appendices), study plans, protocols, etc. submitted in the NDAs Module 5, in English, (+SDTM/ADaM data in English)

| Category | Study Title | Available in English | Translation certificate | GLP | SEND data required |
|---|---|---|---|---|---|
| | Mutagenicity Test in Salmonella Typhimurium | Yes | Yes, CRO provided English report | Yes | No |
| | Chromosomal Aberration Study in Chinese Hamster Lung Fibroblast | Yes | Yes, CRO provided English report | Yes | No |
| | 26-Week Toxicity Study in SD Rats | Yes | Yes, CRO provided English report | Yes | Yes |
| | 39-Week Toxicity Study in Beagle Dog | Yes | Yes, CRO provided English report | Yes | Yes |
| | Fertility and Early Embryo Developmental Toxicity in SD Rats | Yes | Yes, CRO provided English report | Yes | No |
| | Embryo-Fetal Developmental Toxicity Study in SD Rats | Yes | Yes, CRO provided English report | Yes | Yes |
| | Embryo-Fetal Developmental Toxicity Study in Rabbits | Yes | Yes, CRO provided English report | Yes | Yes |
| | A Preliminary Embryo-fetal Developmental Toxicity Study of HSK39297 via Oral Gavage in Sprague Dawley Rats | Yes | Yes, CRO provided English report | Yes | Yes |
| | A Preliminary Embryo-fetal Developmental Toxicity Study of HSK39297 via Oral Gavage in New Zealand Rabbits | Yes | Yes, CRO provided English report | Yes | Yes |
| | Perinatal Toxicity Study of HSK39297 Administered by Oral Gavage to Sprague-Dawley Rats | Yes | Yes, CRO provided English report | Yes | No |
| | A 26-Week Intranasal Carcinogenicity Study in TG.RASH2 Mice | Yes | Yes, CRO provided English report | Yes | Yes |
| Pharmacokinetics | Pharmacokinetic Study Report-rat | Yes | Yes, CRO provided English report | No | No |
| | Pharmacokinetic Study Report-dog | Yes | Yes, CRO provided English report | No | No |
| | Study Report of Tissue Distribution-rat | Yes | Yes, CRO provided English report | No | No |
| | Plasma Protein Binding Rate Study Report | Yes | Yes, CRO provided English report | No | No |
| | Blood to Plasma Ratio Study Report | Yes | Yes, CRO provided English report | No | No |
| | Study Report of Metabolic Stability | Yes | Yes, CRO provided English report | No | No |

| Category | Study Title | Available in English | Translation certificate | GLP | SEND data required |
|---|---|---|---|---|---|
| | Study Report of Excretion in Rats | Yes | Yes, CRO provided English report | No | No |
| | CYP Inhibition Study Report | Yes | Yes, CRO provided English report | No | No |
| | CYP Induction Study Report | Yes | Yes, CRO provided English report | No | No |
| | CAPGPS Study Report | Yes | Yes, CRO provided English report | No | No |
| | MDPGPI Study Report | Yes | Yes, CRO provided English report | No | No |
| | BCRPS Study Report | Yes | Yes, CRO provided English report | No | No |
| | BCRPI Study Report | Yes | Yes, CRO provided English report | No | No |
| | Transport Uptake Study Report | Yes | Yes, CRO provided English report | No | No |
| | Transport Inhibition Study Report | Yes | Yes, CRO provided English report | No | No |
| | Metabolism study of HSK39297 in Rats and Dogs | Yes | Yes, CRO provided English report | No | No |
| | Metabolic Profiles of HSK39297 in Hepatocytes | Yes | Yes, CRO provided English report | No | No |
| | In Vitro Study on the Phenotypic Identification and Metabolic Contribution of Oxidative Enzymes in the Metabolism of HSK39297 | Yes | Yes, CRO provided English report | No | No |
| | Study Report for Tissue Distribution of [14C]HSK39297 in LE Rats | Yes | Yes, CRO provided English report | No | No |
| | Study Report of [14C]HSK39297 Pharmacokinetics in vivo in SD Rats | Yes | Yes, CRO provided English report | No | No |
| | Metabolic Profiles of [14C]HSK39297 in Sprague-Dawley Rats Following Oral Administration | Yes | Yes, CRO provided English report | No | No |
| | Study Report of [14C]HSK39297 Excretion in SD Rats | Yes | Yes, CRO provided English report | No | No |
| | Study Report of Radiation Dose Estimation after Oral | Yes | Yes, CRO provided English report | No | No |

Category Study Title Available in English Translation certificate GLP SEND data required Administration of [14C]HSK39297 to Subjects_final Identification of the CYP Enzymes that Participate in the Metabolism of HSK39297 Yes Yes, CRO provided English report No No Identification of the UGT Enzymes that Participate in the Metabolism of HSK39297 Yes Yes, CRO provided English report No No

DATA TRANSFER SCHEDULE HSK42360 Table 2: Data Transfer Items Item Content 1 Records of all regulatory correspondence with China NMPA 2 All available versions of the Investigators Brochure, in English in Word format. 3 IND Module 2 documents in English, in Word format. 4 All final, signed, in PDF format, English versions of nonclinical study reports (+SEND data in English, where SEND data are applicable) as indicated in Table 2. When SEND data are not available, source study data should be provided as generated by the CRO 5 Certificates of translation for nonclinical final study reports translated into English, as indicated in Table 2 6 All available clinical trial protocols (corporate and IST), in English in Word format 7 All available clinical study reports, when available, full or abbreviated (+SDTM/ADaM in Engligh, when available) 8 All posters/oral presentations of clinical data 9 All clinical PK and/or PD reports or summaries 10 Method validation reports of clinical PK (+PD if available)

| Section | Report Number | Report Name |
|---|---|---|
| | | 4. Pharmacokinetics Comparison of HSK42360 and HSK42360-Na in Beagle Dogs Following Intragastric Administration |
| Distribution | 1. RP-HSK42360-ADME-RTD<br>2. RP-HSK42360-ADME-PPB<br>3. RP-HSK42360-ADME-B/P<br>4. RP-HSK42360-2025-RTD | 1. Tissue Distribution Evaluation of HSK42360 in Sprague Dawley Rats Following Intragastric Administration<br>2. Plasma Protein Binding Rates Study of HSK42360 in ICR Mouse, SD Rat, Beagle Dog, Cynomolgus Monkey and Human Plasma<br>3. Blood to Plasma Ratio of HSK42360 in Human, Cynomolgus Monkey, Beagle dog, SD Rat and ICR Mouse plasma<br>4. Tissue Distribution Evaluation of HSK42360 in Sprague Dawley Rats Following Intragastric Administration of HSK42360-Na |
| Metabolism | 1. RP-HSK42360-ADME-MS<br>2. RP-HSK42360-ADME-HP<br>3. RP-HSK42360-ADME-MetID<br>4. RP-HSK42360-ADME-EP<br>5. RP-HSK42360-ADME-DDI-EI<br>6. RP-HSK42360-ADME-DDI-TDI<br>7. HSK42360-ADME-DDI-EID | 1. Metabolic Stability Evaluation of HSK42360 in Liver Microsomes<br>2. Metabolic Profiles of HSK42360 in Hepatocytes_Species Differences in HSK42360 Metabolism<br>3. Metabolic Profiles of HSK42360 in Sprague-Dawley Rats and Dogs Following Oral Administration<br>4. In Vitro Metabolic Profiles in Human Liver Microsomes and CYP450 Phenotyping of HSK42360<br>5. Evaluation of HSK42360 for CYP450 In-vitro Inhibition Potential<br>6. Evaluation of HSK42360 for CYP450 In-vitro Time dependent Inhibition Potential<br>7. Report on the Induction of CYP1A2, CYP2B6 and CYP3A4 by HSK42360 |
| Excretion | 1. RP-HSK42360-ADME-RE | 1. Excretion of HSK42360 in Sprague-Dawley Rats Following Intragastric Administration |
| Pharmacokinetic drug interactions | 1. RP-HSK42360-ADME-Caco-2<br>2. RP-HSK42360-ADME-DDI-ETP<br>3. RP-HSK42360-ADME-DDI-UTP | 1. The permeability of HSK42360 on Caco-2 cell model<br>2. The Potential Effects of HSK42360 on Efflux Transporters of P-gp and BCRP<br>3. Evaluating the Potential of HSK42360 as a Substrate and Inhibitor of Uptake Transporters |
| Single dose toxicity [Species and route] | 1. R23-S350-SD<br>2. D23-S350-SD | 1. A Single Dose Toxicity Study of HSK42360 Administered by Oral Gavage to Sprague-Dawley Rats (+SEND)<br>2. A Single Dose Toxicity Study of HSK42360 Administered by Oral Gavage to Beagle Dogs (+SEND) |
| Repeat dose toxicity [Species, route, duration] | 1. R23-S350-RD<br>2. D23-S350-RD | 1. A 4-Week Toxicity Study of HSK42360 by Oral Gavage to Sprague-Dawley Rats with a 4-Week Recovery Period<br>2. A 4-Week Toxicity Study of HSK42360 by Oral Gavage to Beagle Dogs with a 4-Week Recovery Period |
| In Vitro | 1. O23-S350-AM<br>2. O23-S350-CA | 1. A Mutagenicity Test of HSK42360 in Salmonella Typhimurium<br>2. Chromosomal Aberration Study of HSK42360 in Chinese Hamster Lung Fibroblast |
| In Vivo | 1. M23-S350-MN | 1. Micronucleus Study of HSK42360 in Bone Marrow Polychromatic Erythrocytes of CD-1 Mice by Oral Gavage |

Schedule 4.2 - 1 Schedule 4.2 Manufacturing Technology Transfer

Schedule 4.2 - 2 DATA TRANSFER SCHEDULE HSK39297 1 IND/NDA Module 3 DS and DP documents in English, in Word format 2 CMC data and reports generated by Haisco supporting module 3 sections (for example: batch records, CoAs, campaign reports for all GMP and non-GMP batches, polymorph and salt screening report, API Structure elucidation/ characterization report and all other reports)

Schedule 4.2 - 3 DATA TRANSFER SCHEDULE HSK42360 1 Module 3 DS and DP documents in English, in Word format, for both the free base and NA+ forms 2 CMC data and reports generated by Haisco (for example: batch records, CoAs, campaign reports for all GMP and non-GMP batches, polymorph and salt screening report, API Structure elucidation/ characterization report and all other reports)

Schedule 5.3.3 Schedule 5.3.3 Licensee Territory Development Plan [***] [***]

Schedule 8.4 - 1 Schedule 8.4 Press Release Haisco Enters into Exclusive License Agreement with Nuvectis for Two Drug Candidates in Oncology and Complement Indications On June 22, 2026, Haisco Pharmaceutical Group Co., Ltd. (Ticker Code: 002653) announced that it has entered into an exclusive licensing agreement with Nuvectis (NASDAQ: NVCT), a U.S. biotechnology company. Under the agreement, Haisco has granted Nuvectis the exclusive rights to develop, manufacture, and commercialize its independently developed innovative drug HSK42360 worldwide, excluding Greater China, as well as its independently developed innovative drug HSK39297 worldwide, excluding Greater China, India, and certain Southeast Asia territories. HSK42360 is a best-in-class BRAF paradoxical breaker inhibitor designed to overcome acquired resistance to current BRAF inhibitors. It demonstrates strong potential in primary brain tumors and brain metastases and is currently being evaluated in a Phase I clinical trial in China.HSK39297 is a best-in-class potential once-daily (QD) CFB inhibitor, two NDA applications for PNH have been submitted in China, while several additional indications are advancing through Phase 2 and Phase 3 clinical development in China. “This collaboration is highly aligned with our global development strategy and is expected to generate sustainable value and long-term returns,” said Dr. Pangke Yan, Chief Executive Officer of Haisco. “By partnering with a U.S. biotechnology company such as Nuvectis, Haisco aims to accelerate the global development of innovative oncology and complement therapies and bring high-quality treatment options to patients worldwide.” The collaboration strengthens Haisco’s global presence and enhances the value of its pipeline by leveraging Nuvectis’ proven research and development capabilities, extensive industry experience, and established track record in oncology and kidney diseases. Under the terms of the agreement, Haisco will receive an upfront and near-term payments of USD $40 million and is eligible to receive up to USD $1.421 billion in additional development, regulatory, and commercial milestone payments, as well as tiered royalties on future net sales. The first four milestones may be payable by Licensee in cash and/or common stock, provided that the equity consideration shall represent less than 40% of the total milestone value. If the Licensee sublicenses all or part of the rights to a third party, or if a Change of Control occurs during the restricted period, Haisco shall be entitled to share in the corresponding sublicense income and Change-of-Control payments. In addition, the effectiveness of the agreement is subject to certain financing conditions which Nuvectis is required to meet to ensure sufficient capital for the development of the licensed products. About Haisco As a benchmark enterprise in China’s innovative pharmaceutical sector, Haisco adheres to a core strategy of “innovation-driven growth and global expansion.” The company has established a diversified R&D pipeline encompassing small-molecule innovative drugs, biologics, and high-end generics. Haisco is actively advancing more than 50 R&D programs across key therapeutic areas including pain management, oncology, respiratory diseases, autoimmune disorders, metabolic diseases, and central nervous system disorders; notably, over 10 of these programs have entered pivotal clinical stages. The company has maintained a strong commitment to R&D, with investment exceeding 15% of revenue in each of the past three years. It has established major R&D centers in Chengdu, Shanghai, and Silicon Valley, supported by a research team with extensive global experience, forming an integrated innovation system combining in-house capabilities and external collaboration. As early as 2015, Haisco initiated its global strategy and has since actively expanded into international markets through multiple approaches, including license-out transactions, co-development partnerships, and overseas mergers and acquisitions. Looking ahead, Haisco will continue to focus on areas of unmet medical need, strengthen its capabilities in independent innovation and global collaboration, and strive to deliver high-quality, China-originated innovative medicines to patients around the world.

Schedule 12.3 Baseball Arbitration 1. In the event that the Parties fail to reach agreement with respect to the royalty rates under Section 12.3.3(f) within thirty (30) days after Haisco’s written request to negotiate such royalty rates, then either Party will have the right, by written notice to the other Party within fifteen (15) days of the end of such thirty (30)-day period, as applicable, to initiate the procedures described in this Schedule 12.3 to finalize such royalty rates through binding arbitration as follows: (a) Within fifteen (15) days of such written notice, each Party will (i) prepare drafts of the proposed royalty rates to be used in such arbitration proceeding (each, an “Arbitration Draft” and collectively, the “Arbitration Drafts”) and (ii) submit its respective Arbitration Draft to the other Party, along with, should a Party desire, an explanation/justification of the same not to exceed twenty-five (25) pages, and the Parties will, within fifteen (15) days after exchanging the Arbitration Drafts, endeavor to meet to determine whether they agree to either Party’s Arbitration Draft or modified versions thereof. (b) If the Parties do not agree within forty-five (45) days after the Parties exchange the Arbitration Drafts pursuant to the foregoing clause (a), then the Parties will mutually select an impartial and independent professional in business or licensing experienced in biopharmaceutical products with at least fifteen (15) years of experience in the pharmaceutical and life sciences industries who (i) has not worked for, consulted with, or been engaged by either Party or its Affiliates in the seven (7)-year period immediately prior to selection of such individual, and (ii) does not own equity or debt in either Party or its Affiliates (other than equity or debt owned through a broad based mutual fund or exchange trade fund) (the “Arbitrator”), which Arbitrator will be appointed within thirty (30) days after the end of such 45-day period. If the Parties are unable to agree on an Arbitrator within this time period, then the Parties will request that the ICC appoint the Arbitrator (and the Parties will equally share the costs of ICC for performing such services). (c) Promptly following the appointment of the Arbitrator (and in any event within fifteen (15) days of such appointment), each Party will submit its respective Arbitration Draft (and explanation/justification, if any) to the Arbitrator; each Party’s Arbitration Draft and explanation/justification may be updated as a Party may elect from the first version shared with the other Party. Within sixty (60) days following the receipt of the latter of such Arbitration Drafts, the Arbitrator will render an award that selects one of the Arbitration Drafts; provided that, for clarity, the Arbitrator will be limited to selecting only one or the other of the Arbitration Drafts that most closely reflects the calculation of the amounts payable to Haisco in accordance with this Schedule 12.3 or the Arbitrator’s determination of fair market value royalty rates, as applicable. The Arbitrator may request an extension to such 60-day deadline, and further may require that the Parties provide additional information as the Arbitrator may reasonably request. The determination of the Arbitrator as to the selection of one Party’s Arbitration Draft will be binding and conclusive upon both Parties, and the selected Arbitration Draft will be deemed the royalty rates and the Parties will perform in accordance with the royalty rates, as applicable. Judgment on the award may be entered in any competent jurisdiction. The seat of arbitration will be San Francisco, California. (d) The (i) fees and expenses of the Arbitrator and (ii) costs and expenses of the arbitration, including reasonable attorneys’ fees and other costs of legal representation, will be paid by the Party whose Arbitration Draft was not selected by the Arbitrator. The Arbitration will fix the costs and expenses of the arbitration in the award. (e) The Parties agree not to disclose to any Third Party (other than to the Arbitrator, their respective counsel and other advisors) any portion of any Arbitration Draft submitted by another Party in the course of such proceedings.

Schedule 10.2 Schedule 10.2 Disclosure Schedule All capitalized terms used but not defined in this Schedule 10.2 (this “Disclosure Schedule”) shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure.

Schedule 10.2.5 - 1 Schedule 10.2.5 Licensed Patents

# HSK42360 PATENT LIST

| Category | Haisco Code | Applicant | Status | Title | Application Number | Patent Number | Grant Publication Date |
|---|---|---|---|---|---|---|---|
| Compound | ND451-PCT | Xizang Haisco Pharmaceutical Co., Ltd. | PCT designated time limit expired | Preparation and use of quinazolinone derivative as kinase inhibitor | PCT/CN2023/108142 | | |
| | ND451-PCT-AU | Haisco Pharmaceutical Group Co., Ltd. | Pending | | AU2023309169 | | |
| | ND451-PCT-BR | Haisco Pharmaceutical Group Co., Ltd. | Pending | | BR112025000910 | | |
| | ND451-PCT-CA | Haisco Pharmaceutical Group Co., Ltd. | Pending | | CA3262493 | | |
| | ND451-PCT-CN | Haisco Pharmaceutical Group Co., Ltd. | Pending | | CN202380054551.3 | | |
| | ND451-PCT-EA | Haisco Pharmaceutical Group Co., Ltd. | Granted Patent | | EA202590446 | EA052119 | 1/14/2026 |
| | ND451-PCT-EP | Haisco Pharmaceutical Group Co., Ltd. | Pending | | EP2023842356 | | |
| | ND451-PCT-HK | Haisco Pharmaceutical Group Co., Ltd. | Pending | | HK62025105734 | | |
| | ND451-PCT-ID | Haisco Pharmaceutical Group Co., Ltd. | Pending | | IDP00202501427 | | |
| | ND451-PCT-IL | Haisco Pharmaceutical Group Co., Ltd. | Pending | | IL318464 | | |
| | ND451-PCT-IN | Haisco Pharmaceutical Group Co., Ltd. | Pending | | IN202517011795 | | |
| | ND451-PCT-JP | Haisco Pharmaceutical Group Co., Ltd. | Pending | | JP2025503063 | | |
| | ND451-PCT-KR | Haisco Pharmaceutical Group Co., Ltd. | Pending | | KR1020257005501 | | |
| | ND451-PCT-MX | Haisco Pharmaceutical Group Co., Ltd. | Pending | | MX2025/000744 | | |
| | ND451-PCT-MY | Haisco Pharmaceutical Group Co., Ltd. | Pending | | MYPI2025000494 | | |
| | ND451-PCT-NZ | Haisco Pharmaceutical Group Co., Ltd. | Pending | | NZ818112 | | |
| | ND451-PCT-SG | Haisco Pharmaceutical Group Co., Ltd. | Pending | | SG11202500372T | | |
| | ND451-TW | Xizang Haisco Pharmaceutical Co., Ltd. | Pending | | TW112126463 | | |
| | ND451-PCT-US | Haisco Pharmaceutical Group Co., Ltd. | Pending | | US18/996603 | | |
| | ND451-PCT-ZA | Haisco Pharmaceutical Group Co., Ltd. | Granted Patent | | ZA202501471 | ZA20250147 1B | 10/29/2025 |
| Composition | ND628-PCT | Haisco Pharmaceutical Group Co., Ltd. | National Phase (within the designated time limit) | Pharmaceutical composition comprising braf inhibitor and use of pharmaceutical composition in medicine | PCT/CN2025/072990 | | |
| | ND628-TW | | Pending | | TW114101941 | | |
| Method of Preparation | ND733-PCT | Haisco Pharmaceutical Group Co., Ltd. | National Phase (within the designated time limit) | Preparation method for BRAF inhibitor | PCT/CN2025/078401 | | |

Schedule 10.2.5 - 2

| | | | | | | | |
|---|---|---|---|---|---|---|---|
| | ND733-TW | | Pending | | TW114106374 | | |
| Crystaline | ND741-PCT | Haisco Pharmaceutical Group Co., Ltd. | National Phase (within the designated time limit) | Crystal form of quinazolinone derivative, preparation method therefor and use thereof | PCT/CN2025/077968 | | |
| | ND741-TW | | Pending | | TW114105982 | | |
| Formulation | ND916-Y1 | Haisco Pharmaceutical Group Co., Ltd. | abandonment | A Pharmaceutical Composition Containing a BRAF Inhibitor | CN202510135904.3 | | |
| | ND916-Y2 | | Priority | | CN2025109833381 | | |
| | ND916-Y3 | | | | CN2026102034005 | | |
| Salt Froms | ND1038-Y1 | Haisco Pharmaceutical Group Co., Ltd. | Priority | Salt Forms and Crystal Forms of a Compound, and Applications Thereof in Pharmacy | CN2025110801466 | | |
| | ND1038-Y2 | | | | CN2026104179795 | | |
| Salt Froms | ND1040-Y1 | Haisco Pharmaceutical Group Co., Ltd. | Priority | Polymorphs of a Compound, Preparation Methods and Applications Thereof | CN2025110800798 | | |
| Method of Preparation(salt ) | ND1033-Y1 | Haisco Pharmaceutical Group Co., Ltd. | abandonment | / | / | | |
| Combination | ND1215-Y1 | Haisco Pharmaceutical Group Co., Ltd. | Priority | Antitumor Use of BRAF Inhibitors | CN202610477514.9 | | |

Schedule 10.2.5 - 3

# HSK39297 PATENT LIST

| Category | Haisco Code | Applicant | Status | Title | Application Number | Patent Number | Grant Publication Date |
|---|---|---|---|---|---|---|---|
| Compound | ND356-PCT | Xizang Haisco Pharmaceutical Co., Ltd. | National Phase | Benzo nitrogen-containing heteroaromatic ring derivative and use thereof in medicine | PCT/CN2022/113216 | | |
| | ND356-PCT-CN | Haisco Pharmaceutical Group Co., Ltd. | pending | | CN202280055829.4 | | |
| | ND356-PCT-HK | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | HK62024091991 | | |
| | ND356-TW | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | TW111131199 | | |
| | ND356-PCT-EP | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | EP2022857877 | | |
| | ND356-PCT-US | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | US18/684549 | | |
| | ND356-续案 1-PCT-US | Xizang Haisco Pharmaceutical Co., Ltd. | granted | | US19/352,045 | US12595270B2 | 4/7/2026 |
| | ND356-PCT-JP | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | JP2024510237 | | |
| | ND356-PCT-KR | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | KR1020247006312 | | |
| | ND356-分案 1-PCT-EP | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | EP25205586.8 | | |
| | ND356-PCT-AU | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | AU2022329230 | | |
| | ND356-PCT-BR | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | BR112024002722 | | |
| | ND356-PCT-CA | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | CA3229360 | | |
| | ND356-PCT-EA | Xizang Haisco Pharmaceutical Co., Ltd. | granted | | EA202490196 | ZA202401550B | 10/30/2024 |
| | ND356-PCT-ID | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | IDP00202402171 | | |
| | ND356-PCT-IL | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | IL310682 | | |
| | ND356-PCT-IN | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | IN202417016088 | | |
| | ND356-PCT-MX | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | MX2024001924 | | |
| | ND356-PCT-MY | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | MYPI2024000917 | | |
| | ND356-PCT-NZ | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | NZ808176 | | |
| | ND356-PCT-SG | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | SG11202400981Q | | |
| | ND356-PCT-ZA | Xizang Haisco Pharmaceutical Co., Ltd. | granted | | ZA202401550 | EA051911 | 12/19/2025 |
| Process | ND529-PCT | Haisco Pharmaceutical Group Co., Ltd. | pending | Method for preparing deuterated methoxyindole compound and intermediate thereof | PCT/CN2025/132910 | | |
| Salt and Crystal Form | ND531-PCT | Haisco Pharmaceutical Group Co., Ltd. | National Phase | Salt and crystalline forms of a benzo-aza heteroaromatic derivative and their | PCT/CN2024/076765 | | |
| | ND531-PCT-CN | Haisco Pharmaceutical Group Co., Ltd. | pending | | CN202480012974.3 | | |
| | ND531-TW | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | TW113104870 | | |

Schedule 10.2.5 - 4

| | | | | | | | |
|---|---|---|---|---|---|---|---|
| | ND531-PCT-EP | Haisco Pharmaceutical Group Co., Ltd. | pending | pharmaceutical applications | EP24756269.7 | | |
| | ND531-PCT-US | Haisco Pharmaceutical Group Co., Ltd. | pending | | US19/157,217 | | |
| | ND531-PCT-JP | Haisco Pharmaceutical Group Co., Ltd. | pending | | JP2025-547520 | | |
| | ND531-PCT-KR | Haisco Pharmaceutical Group Co., Ltd. | pending | | KR10-2025-7028501 | | |
| | ND531-PCT-AU | Haisco Pharmaceutical Group Co., Ltd. | pending | | AU2024221845 | | |
| | ND531-PCT-BR | Haisco Pharmaceutical Group Co., Ltd. | pending | | BR1120250172603 | | |
| | ND531-PCT-CA | Haisco Pharmaceutical Group Co., Ltd. | pending | | CA3282971 | | |
| | ND531-PCT-ID | Haisco Pharmaceutical Group Co., Ltd. | pending | | IDP00202507816 | | |
| | ND531-PCT-IN | Haisco Pharmaceutical Group Co., Ltd. | pending | | IN202517079693 | | |
| | ND531-PCT-MX | Haisco Pharmaceutical Group Co., Ltd. | pending | | MX/a/2025/009605 | | |
| | ND531-PCT-MY | Haisco Pharmaceutical Group Co., Ltd. | pending | | PI2025004946 | | |
| | ND531-PCT-SG | Haisco Pharmaceutical Group Co., Ltd. | pending | | SG11202505491R | | |
| Formulation | ND535-PCT | Haisco Pharmaceutical Group Co., Ltd. | National Phase | Pharmaceutical composition of a benzo-aza heteroaromatic ring derivative and its use in medicine | PCT/CN2024/077932 | | |
| | ND535-PCT-CN | Haisco Pharmaceutical Group Co., Ltd. | pending | | CN202480014041.8 | | |
| | ND535-TW | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | TW113106053 | | |
| | ND535-PCT-EP | Haisco Pharmaceutical Group Co., Ltd. | pending | | EP24759705.7 | | |
| | ND535-PCT-US | Haisco Pharmaceutical Group Co., Ltd. | pending | | US19/158757 | | |
| | ND535-PCT-JP | Haisco Pharmaceutical Group Co., Ltd. | pending | | JP2025549333 | | |
| | ND535-PCT-KR | Haisco Pharmaceutical Group Co., Ltd. | pending | | KR1020257029312 | | |
| | ND535-PCT-AU | Haisco Pharmaceutical Group Co., Ltd. | pending | | AU2024226460 | | |
| | ND535-PCT-BR | Haisco Pharmaceutical Group Co., Ltd. | pending | | BR1120250176811 | | |
| | ND535-PCT-CA | Haisco Pharmaceutical Group Co., Ltd. | pending | | CA3283594 | | |
| | ND535-PCT-ID | Haisco Pharmaceutical Group Co., Ltd. | pending | | IDP00202508025 | | |
| | ND535-PCT-IN | Haisco Pharmaceutical Group Co., Ltd. | pending | | IN202517079903 | | |
| | ND535-PCT-MX | Haisco Pharmaceutical Group Co., Ltd. | pending | | MX/a/2025/009791 | | |
| | ND535-PCT-MY | Haisco Pharmaceutical Group Co., Ltd. | pending | | MYPI2025005072 | | |
| | ND535-PCT-SG | Haisco Pharmaceutical Group Co., Ltd. | pending | | SG11202505640T | | |
| Use | ND674-PCT | Xizang Haisco Pharmaceutical Co., Ltd. | National Phase | Use of a benzo-aza aromatic ring derivative in the treatment of diseases mediated by complement factor B | PCT/CN2024/137049 | | |
| | ND674-TW | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | TW113147271 | | |
| | ND674-PCT-ZA | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | ZA2026/05745 | | |
| | ND674-PCT-US | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-SG | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | SG11202603625Y | | |
| | ND674-PCT-NZ | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | NZ833567 | | |

Schedule 10.2.5 - 5

| | | | | | | | |
|---|---|---|---|---|---|---|---|
| | ND674-PCT-MY | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-MX | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | MX/a/2026/006780 | | |
| | ND674-PCT-KR | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-JP | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | IDP00202606045 | | |
| | ND674-PCT-IN | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-IL | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-ID | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-HK | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-EP | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-EA | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-CN | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| | ND674-PCT-CA | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | CA3313441 | | |
| | ND674-PCT-BR | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | BR1120260136901 | | |
| | ND674-PCT-AU | Xizang Haisco Pharmaceutical Co., Ltd. | pending | | / | | |
| Process | ND683-PCT | Haisco Pharmaceutical Group Co., Ltd. | International Phase | A method for preparing a phenylpiperidine derivative | PCT/CN2024/142580 | | |
| | ND683-TW | Haisco Pharmaceutical Group Co., Ltd. | pending | | TW113150902 | | |
| Formulation | ND933-PCT | Haisco Pharmaceutical Group Co., Ltd. | pending | A Pharmaceutical Composition of Complement Factor B Inhibitor and Its Application | PCT/CN2026/092454 | | |
| | ND933-TW | Haisco Pharmaceutical Group Co., Ltd. | pending | | TW115115821 | | |
| Use | ND978-PCT | Haisco Pharmaceutical Group Co., Ltd. | pending | Therapeutic Use of Benzodiazaborine Derivatives for Complement Factor B-Mediated Diseases | PCT/CN2026/099585 | | |
| | ND978-TW | Haisco Pharmaceutical Group Co., Ltd. | pending | | TW115120733 | | |
| Combination | ND1137-Y1 | Haisco Pharmaceutical Group Co., Ltd. | priority | A Deuterated Compound and Its Drug Combination | CN202610026787.1 | | |
| Formulation | ND1201-Y1 | Haisco Pharmaceutical Group Co., Ltd. | priority | A Compound Pharmaceutical Composition and Its Medicinal Application | CN2026106546394 | | |
| Combination | ND1216-Y1 | Haisco Pharmaceutical Group Co., Ltd. | priority | Use of Benzoaza-Aromatic Ring Derivatives in the Treatment of Complement Factor B-Mediated Diseases | CN202610641362.1 | | |

Schedule 10.2.5 - 6

Schedule 10.2.5 - 7